Exhibit 99.2

TIME INC.

REPORT OF INDEPENDENT AUDITORS

Time Inc. Management:

We have audited the accompanying consolidated financial statements of Time Inc., which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Time Inc. at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

February 23, 2018

TIME INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$496	$296
Short-term investments	—	40
Receivables, less allowances of $167 and $203 at December 31, 2017 and December 31, 2016, respectively	429	543
Inventories, net of reserves	22	31
Prepaid expenses and other current assets	84	110
Assets held for sale	326	—

Total current assets	1,357	1,020

Property, plant and equipment, net	283	304
Intangible assets, net	695	846
Goodwill	1,780	2,069
Other assets	70	66

Total assets	$4,185	$4,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$494	$598
Deferred revenue	329	403
Current portion of long-term debt	—	7
Liabilities held for sale	176	—

Total current liabilities	999	1,008

Long-term debt	1,222	1,233
Deferred tax liabilities	151	210
Deferred revenue	71	86
Other noncurrent liabilities	252	328
Commitments and contingencies (Note 16)

Redeemable noncontrolling interests	—	—

Stockholders’ equity
Common stock, $0.01 par value, 400 million shares authorized; 100.48 million and 98.95 million shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	1	1
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in capital	12,546	12,548
Accumulated deficit	(10,720)	(10,732)
Accumulated other comprehensive loss, net	(337)	(377)

Total Time Inc. stockholders’ equity	1,490	1,440
Equity attributable to noncontrolling interests	—	—

Total stockholders’ equity	1,490	1,440

Total liabilities and stockholders’ equity	$4,185	$4,305

See accompanying notes.

TIME INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Year Ended December 31,
	2017	2016	2015
Revenues
Advertising	$1,512	$1,712	$1,655
Circulation	829	944	1,043
Other	434	420	405

Total revenues	2,775	3,076	3,103
Costs of revenues	1,166	1,295	1,219
Selling, general and administrative expenses	1,330	1,446	1,552
Amortization of intangible assets	79	83	80
Restructuring and severance costs	80	77	191
Asset impairments	9	192	—
Goodwill impairment	84	1	952
(Gain) loss on operating assets, net	(24)	(20)	(68)

Operating income (loss)	51	2	(823)
Bargain purchase (gain)	—	(3)	—
Interest expense, net	71	68	77
Other (income) expense, net	15	18	2

Income (loss) before income taxes	(35)	(81)	(902)
Income tax provision (benefit)	(47)	(33)	(21)

Net income (loss)	12	(48)	(881)
Less: Net income (loss) attributable to noncontrolling interests	—	—	—

Net income (loss) attributable to Time Inc.	$12	$(48)	$(881)

Per share information attributable to Time Inc. common stockholders:
Basic net income (loss) per common share	$0.12	$(0.49)	$(8.32)
Weighted average basic common shares outstanding	99.96	99.20	105.94
Diluted net income (loss) per common share	$0.12	$(0.49)	$(8.32)
Weighted average diluted common shares outstanding	100.79	99.20	105.94
Cash dividends declared per share of common stock	$0.31	$0.76	$0.76

See accompanying notes.

TIME INC.

CONSOLIDATED STATEMENTS

OF COMPREHENSIVE INCOME (LOSS)

(In millions)

	Year Ended December 31,
	2017	2016	2015
Net income (loss)	$12	$(48)	$(881)

Other comprehensive income (loss), net of tax

Unrealized foreign currency translation gains (losses)	39	(75)	(36)
Reclassification adjustment for (gains) losses on foreign currency realized in net income (loss)	—	—	1

Net foreign currency translation gains (losses)	39	(75)	(35)

Benefit obligations
Unrealized gains (losses) occurring during the period	(2)	(79)	(28)
Reclassification adjustment for (gains) losses realized in net income (loss)	3	3	6

Net benefit obligations	1	(76)	(22)

Other comprehensive income (loss)	40	(151)	(57)

Comprehensive income (loss)	52	(199)	(938)
Less: Comprehensive income (loss) attributable to noncontrolling interests	—	—	—

Comprehensive income (loss) attributable to Time Inc.	$52	$(199)	$(938)

See accompanying notes.

TIME INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss, Net	Total Stockholders’ Equity
Balance as of December 31, 2014	$1	$12,665	$(9,626)	$(169)	$2,871
Net income (loss)	—	—	(881)	—	(881)
Other comprehensive income (loss)	—	—	—	(57)	(57)
Dividends declared	—	(84)	—	—	(84)
Purchase of common stock	—	—	(63)	—	(63)
Equity-based compensation and other	—	23	—	—	23

Balance as of December 31, 2015	$1	$12,604	$(10,570)	$(226)	$1,809

Net income (loss)	—	—	(48)	—	(48)
Other comprehensive income (loss)	—	—	—	(151)	(151)
Dividends declared	—	(77)	—	—	(77)
Purchase of common stock	—	—	(114)	—	(114)
Equity-based compensation and other	—	21	—	—	21

Balance as of December 31, 2016	$1	$12,548	$(10,732)	$(377)	$1,440

Net income (loss)	—	—	12	—	12
Other comprehensive income (loss)	—	—	—	40	40
Dividends declared	—	(31)	—	—	(31)
Equity-based compensation and other	—	29	—	—	29

Balance as of December 31, 2017	$1	$12,546	$(10,720)	$(337)	$1,490

See accompanying notes.

TIME INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2017	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$12	$(48)	$(881)
Adjustments to reconcile Net income (loss) to Cash provided by (used in) operations, net of acquisitions
Depreciation and amortization	134	137	172
Amortization of deferred financing costs and discounts on indebtedness	9	6	6
Amortization of deferred gain on sale-leaseback	(8)	(9)	—
(Gain) loss on pension settlement and curtailment	12	—	6
Asset impairments	9	192	—
Goodwill impairment	84	1	952
Cost-method investment impairment	4	—	—
(Income) loss on equity-method investments	4	20	8
(Gain) loss on sale of operating assets	(16)	(11)	(68)
(Gain) loss on repurchases of 5.75% Senior Notes	3	(4)	(2)
Bargain purchase (gain)	—	(3)	—
Equity-based compensation expense	24	29	35
Deferred income taxes	(60)	(37)	19
Changes in operating assets and liabilities
Receivables	78	(15)	18
Inventories	7	3	12
Prepaid expenses and other assets	(25)	135	(129)
Accounts payable and other liabilities	(90)	(72)	40
Other, net	32	(129)	(34)

Cash provided by (used in) operations	213	195	154

INVESTING ACTIVITIES
Capital expenditures	(69)	(101)	(212)
Proceeds from (payments for) dispositions	125	29	627
Acquisitions, net of cash acquired	(22)	(195)	(141)
(Investments in) dispositions of cost and equity-method investments	(3)	(19)	2
Maturities of short-term investments	40	80	40
Purchases of short-term investments	—	(60)	(100)
Issuances of notes receivable	(2)	(16)	—
Repayments of notes receivable	3	—	—

Cash provided by (used in) investing activities	72	(282)	216

FINANCING ACTIVITIES
Purchase of common stock	—	(116)	(61)
Repurchase of 5.75% Senior Notes	(102)	(45)	(72)
Proceeds from the issuance of debt	297	—	—
Principal payments on Term Loan	(222)	(7)	(7)
Dividends paid	(31)	(77)	(84)
Withholding taxes paid on equity-based compensation	(9)	(9)	(12)
Contingent/deferred consideration payments	(3)	(4)	—

Cash provided by (used in) financing activities	(70)	(258)	(236)

Effect of exchange rate changes on Cash and cash equivalents	1	(10)	(2)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	216	(355)	132
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	296	651	519
CASH CLASSIFIED AS HELD FOR SALE	$(16)	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$496	$296	$651

See accompanying notes.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Time Inc., together with its subsidiaries (collectively, as referred to herein, the “Company,” “we,” “us” or “our”), is a leading multi-platform consumer media company that engages over 230 million consumers globally every month. The company’s influential brands include PEOPLE, TIME, FORTUNE, SPORTS ILLUSTRATED, INSTYLE, REAL SIMPLE, SOUTHERN LIVING and TRAVEL + LEISURE, as well as approximately 60 diverse international brands. Time Inc. offers marketers a differentiated proposition in the marketplace by combining its powerful brands, trusted content, audience scale, direct relationships with consumers and unique first-party data. The Company is home to growing media and platforms, including digital video, OTT, television, licensing, paid products and services and celebrated live events, such as the TIME 100, FORTUNE Most Powerful Women, PEOPLE’s Sexiest Man Alive, SPORTS ILLUSTRATED’s Sportsperson of the Year and the FOOD & WINE Classic in Aspen.

On November 26, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Meredith Corporation, an Iowa corporation (“Meredith”), and Gotham Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Meredith (“Purchaser”), providing for the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Meredith (the “Merger”). Pursuant to the Merger Agreement, on December 12, 2017, Purchaser commenced a tender offer to acquire any and all issued and outstanding shares of common stock of the Company (the “Shares”) for the right to receive $18.50 in cash, without interest (the “Merger Consideration”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 12, 2017 (as amended or supplemented from time to time, the “Offer to Purchase”) filed by Meredith and Purchaser with the Securities and Exchange Commission (“SEC”) on December 12, 2017. The Merger closed on January 31, 2018.

Basis of Presentation

The consolidated financial statements include the accounts of Time Inc. and all wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. We reflect the noncontrolling interest in net income (loss) of our majority-owned subsidiaries in the consolidated statements of operations in Net income (loss) attributable to noncontrolling interests and the equity in noncontrolling interest in our majority-owned subsidiaries in Equity attributable to noncontrolling interests included in Stockholders’ equity on the consolidated balance sheets. Redeemable noncontrolling interests are classified within the mezzanine section on our Balance Sheets.

The consolidated financial statements included herein (the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for annual financial information and with the instructions to Regulation S-X. In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair presentation have been reflected in these Financial Statements.

The financial position and operating results of our foreign operations are consolidated using primarily the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Translation gains or losses on assets and liabilities are included as a component of Accumulated other comprehensive loss, net.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The consolidated balance sheets are referred to as the “Balance Sheets” herein. The consolidated statements of operations are referred to as the “Statements of Operations” herein. The consolidated statements of comprehensive income (loss) are referred to as the “Statements of Comprehensive Income (Loss)” herein. The consolidated statements of stockholders’ equity are referred to as the “Statements of Stockholders’ Equity” herein. The consolidated statements of cash flows are referred to as the “Statements of Cash Flows” herein.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

Our Financial Statements include the accounts of Time Inc. and its wholly-owned and majority-owned subsidiaries after elimination of all significant intercompany transactions.

Use of Estimates

The preparation of the Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the Financial Statements and accompanying disclosures. Actual results could differ from those estimates.

Significant estimates and judgments inherent in the preparation of these Financial Statements include accounting for asset impairments, allowances for doubtful accounts, depreciation and amortization, sales returns, pension and other postretirement benefits, equity-based compensation, income taxes, contingencies, litigation matters, reporting revenue for certain transactions on a gross or net basis and the determination of whether certain entities should be consolidated.

Cash and Cash Equivalents

Cash and cash equivalents consists of cash on hand and marketable securities with original maturities of three months or less. Our cash equivalents consist of money market mutual funds. Money market funds with floating net asset value (“NAV”) are reclassified as Short-term investments if the NAV changes by more than an insignificant amount or a fund imposes a liquidity fee or temporarily suspends redemption.

Short-Term Investments

Term deposits and other investments that have maturities of greater than three months but less than one year are classified as Short-term investments. Our term deposits and other investments are accounted for at amortized cost as held to maturity securities. Interest income is recognized in the Statements of Operations.

Concentration of Credit Risk

Cash and cash equivalents are maintained with several financial institutions. We have deposits held with banks that exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk. There is also limited credit risk with respect to the money market mutual funds in which we invest as these funds all have issuers, guarantors and/or other counterparties of reputable credit. At December 31, 2017, approximately $487 million of our Cash and cash equivalents were held domestically of which $452 million were held in money market mutual funds. An additional $9 million of Cash and cash equivalents were held internationally, primarily in the U.K. We manage exposure to counterparty credit risk on our short-term investments through specific minimum credit standards, diversification of counterparties and procedures to monitor credit risk concentrations.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Receivables are presented net of an allowance for returns and doubtful accounts, which is an estimate of amounts that may not be collectible. As of December 31, 2017 and 2016, there were no customers which comprised 10% or more of our total receivable balance. We generally do not require collateral or other security to support our financial instruments subject to credit risk.

Sales Returns

Management’s estimate of magazine and product sales that will be returned is an area of judgment affecting Revenues and Net income (loss). In estimating magazine and product sales that will be returned, management analyzes vendor sales of our magazines and products, historical return trends, economic conditions, and changes in customer demand. Based on this information, management reserves a percentage of any magazine and product sale that provides the customer with the right of return. The provision for such sales returns is reflected as a reduction in the revenues from the related sale. Total sales returns reserves for magazines and product sales as of December 31, 2017 and 2016 were $102 million and $139 million, respectively. As of December 31, 2017 and 2016, a 10% increase in the level of sales returns reserves would have decreased revenues by approximately $7 million and $10 million, respectively.

Allowance for Doubtful Accounts

We monitor customers’ accounts receivable aging, and a provision for estimated uncollectible amounts is maintained based on customer payment levels, historical experience and management’s views on trends in the overall receivable aging. In addition, for larger accounts, we perform analyses of risks on a customer-specific basis. At December 31, 2017 and 2016, total reserves for doubtful accounts were approximately $65 million and $64 million, respectively. Bad debt expense recognized during the years ended December 31, 2017, 2016 and 2015 totaled $9 million, $12 million and $6 million, respectively.

Investments

Investments in companies in which we have significant influence, but less than a controlling voting interest, are accounted for using the equity-method. Significant influence is generally presumed to exist when we own between 20% and 50% of a voting interest in the investee, hold substantial management rights or hold an interest of less than 20% in an investee that is a limited liability partnership or limited liability corporation that is treated as a flow-through entity. Under the equity-method of accounting, only our investment in and amounts due to and from the equity investee are included on the Balance Sheets; only our share of the investee’s earnings (losses) is included in the Statements of Operations; and only the dividends, cash distributions, loans or other cash received from the investee, additional cash investments, loan repayments or other cash paid to the investee are included in the Statements of Cash Flows. Additionally, the carrying value of investments accounted for using the equity-method of accounting is adjusted downward to reflect any other-than-temporary declines in value. At December 31, 2017 and 2016, investments accounted for using the equity-method were nil and $9 million, respectively, and were recorded in Other assets on the Balance Sheets.

Investments in companies in which we do not have a controlling interest or over which we are unable to exert significant influence are accounted for at cost. Dividends and other distributions of earnings from investments accounted for at cost are included in Other (income) expense, net, when declared. Interest income and any other than temporary impairments are recognized in the Statements of Operations.

Fair Value Measurements

Our financial instruments that are measured at fair value on a recurring basis, include certain money market funds included in Cash and cash equivalents, certain contingent liabilities, lease guarantee liabilities and a put option liability included in Accounts payable and accrued liabilities and Other noncurrent liabilities on the accompanying

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheets. We measure assets and liabilities using inputs from the following three levels of the fair value hierarchy: (i) inputs that are quoted prices in active markets for identical assets or liabilities (“Level 1”); (ii) inputs other than quoted prices included within Level 1 that are observable, including quoted prices for similar assets or liabilities (“Level 2”); and (iii) unobservable inputs that require the entity to use its own best estimates about market participant assumptions (“Level 3”).

We monitor our position with, and the credit quality of, the financial institutions which are counterparties to our financial instruments. We are exposed to credit loss in the event of nonperformance by the counterparties to the agreements. As of December 31, 2017, we did not anticipate nonperformance by any of the counterparties.

Inventories

Inventories, net of reserves mainly consist of paper, books and other merchandise and are stated at the lower of cost or estimated net realizable value. Cost is determined using the first-in, first-out method for books and the average cost method for paper and other merchandise. Returned merchandise included in Inventory is valued at estimated net realizable value, but not in excess of cost.

Property, Plant and Equipment, Net

Property, plant and equipment, net are stated at cost less accumulated depreciation. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the remaining lease term. Depreciation for other Property, plant and equipment, net is provided using the straight-line method over an estimated useful life of three to ten years. Costs associated with the repair and maintenance of property are expensed as incurred. Changes in circumstances, such as technological advances or changes to our business model or capital strategy could result in the actual useful lives differing from the original estimates. In those cases where we determine that the useful life of property, plant and equipment should be shortened, we would depreciate the asset over its revised estimated remaining useful life, thereby increasing depreciation expense.

Operating Leases

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight-line basis over the applicable lease terms. The term used for straight-line rent expense is calculated initially from the date we obtain possession of the leased premises through the lease termination date.

Capitalized Software

We capitalize certain costs incurred in connection with developing or obtaining internal use software. Costs incurred in the preliminary project stage are expensed. Direct costs incurred to develop internal use software during the development stage are capitalized and amortized using the straight-line method over the estimated useful lives, generally between three and five years. Costs such as maintenance and training are expensed as incurred.

Foreign Currency Translation

Financial statements of subsidiaries operating outside the United States whose functional currency is not the U.S. dollar are translated at the rates of exchange on the balance sheet date for assets and liabilities and at average rates of exchange for revenues and expenses during the period. Translation gains or losses on assets and liabilities are included as a component of Accumulated other comprehensive loss, net.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets

We have a significant number of intangible assets. We do not recognize the fair value of internally generated intangible assets. Intangible assets acquired in business combinations, including tradenames, customer relationships, capitalized software and other intangible assets are recorded at the acquisition date fair value on the Balance Sheets.

Asset Impairments

Investments

Our investments consist of (i) Short-term investments including term deposits and certain money market funds with floating NAV (ii) investments accounted for using the cost-method of accounting and (iii) investments accounted for using the equity-method of accounting. We regularly review our investments for impairment, including when the carrying value of an investment exceeds its related market value. If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value through the Statements of Operations. Factors we consider in determining whether an other-than-temporary decline in value has occurred include (i) the market value of the security in relation to its cost basis, (ii) the financial condition of the investee and (iii) our intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.

For investments accounted for using the cost or equity-method of accounting, we evaluate information (e.g., budgets, business plans and financial statements) in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of our investment.

Goodwill

Goodwill is tested annually for impairment at the reporting unit level during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. A reporting unit is either the “operating segment level” or one level below, which is referred to as a “component.” The level at which the impairment test is performed requires judgment as to whether the operations below the operating segment constitute a self-sustaining business or whether the operations are similar such that they should be aggregated for purposes of the impairment test. For our 2017 annual Goodwill impairment test, after the sales of INVNT LLC (“INVNT”) and Sports Illustrated Play (“SI Play”) in July 2017 and December 2017, respectively, management has concluded that we have one reporting unit, (“Core Time Inc.”).

In assessing Goodwill for impairment, we may elect to use a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of our reporting unit is less than its carrying amounts. If we determine that it is not more likely than not that the fair value of our reporting unit is less than its carrying amount, we are not required to perform any additional tests in assessing goodwill for impairment. However, if we conclude otherwise or elect not to perform the qualitative assessment, then we are required to perform the quantitative impairment test. In January 2017, guidance was issued which simplifies the test for goodwill impairment by eliminating Step 2, the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. We early adopted this guidance, effective January 1, 2017.

When performing the quantitative impairment test, we determine the fair value of our reporting unit using an income-based discounted cash flow (“DCF”) analysis or a market-based approach, and compare the estimated fair values to its carrying amounts. Determining fair value under an income-based approach requires the exercise of

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

significant judgment, including judgments about appropriate discount rates, terminal growth rates and the amount and timing of expected future cash flows. The cash flows employed in our DCF analyses are based on our most recent budgets and long-range plans and, when applicable, various growth rates are assumed for years beyond the current long-range plan period. Discount rate assumptions are based on an assessment of market rates as well as the risk inherent in the future cash flows included in the budgets and long-range plans. We also considered the selection of appropriate peer group companies, control premiums appropriate for acquisitions in the industry in which we compete, and relative weighting of the DCF and market approaches. Our market-based approach utilizes market multiples of comparable peer companies in the industry in which we compete and a control premium, or actively negotiated sales prices for operations we are looking to sell. If the carrying value of the reporting unit exceeds its fair value, an adjustment for the difference between the two values, up to the carrying value of goodwill allocated to that reporting unit, is recorded in our Statements of Operations to write down the carrying value to the fair value. See Note 6, “Assets Held for Sale” and Note 8, “Goodwill and Intangible Assets.”

Long-Lived Assets

Long-lived assets, including definite-lived intangible assets (e.g., tradenames and customer lists) and property, plant and equipment, do not require that an annual impairment test be performed. Instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events include the more likely than not disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Once a triggering event has occurred, the impairment test is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. The impairment test for assets held for continued use requires a comparison of cash flows expected to be generated over the useful life of an asset or group of assets (“asset group”) against the carrying value of the asset group. An asset group is established by identifying the lowest level of cash flows generated by the asset or group of assets that are largely independent of the cash flows of other assets. If the intent is to hold the asset group for continued use, the impairment test first requires a comparison of estimated undiscounted future cash flows generated by the asset group against its carrying value. If the carrying value exceeds the estimated undiscounted future cash flows, an impairment would be measured as the difference between the estimated fair value of the asset group and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset group. If the intent is to hold the asset group for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale and there is an active program to locate a buyer), the impairment test involves comparing the asset group’s carrying value to its estimated fair value less costs to sell. To the extent the carrying value is greater than the estimated fair value less costs to sell, an impairment loss is recognized for the difference. Significant judgments in this area involve determining the appropriate asset group level at which to test, determining whether a triggering event has occurred, determining the future cash flows for the assets involved and selecting the appropriate discount rate to be applied in determining estimated fair value. See Note 8, “Goodwill and Intangible Assets.”

Retirement Benefit Obligations

We offer a defined contribution savings plan and a deferred compensation plan for our employees in the U.S. In addition, we offer a defined benefit pension and defined contribution plans to certain international employees. Our deferred compensation plan was frozen effective January 1, 2018.

Pension benefits are based on formulas that reflect the participating employees’ years of service and compensation. The expense recognized by us is determined by using certain assumptions, including the expected long-term rate of return on plan assets, the discount rate used to measure the interest cost and rate of compensation increases, among others. Our estimate of the service and interest cost components of net periodic benefit cost for our pension benefit plans utilizes a full yield curve approach by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. We recognize the funded status of our defined benefit plans as an asset or liability on the Balance Sheets and recognize changes in the funded status in the year in which the changes occur through Accumulated other comprehensive loss, net on the Balance Sheets. We use a December 31 measurement date for our plans.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Net Income (Loss) Per Common Share

Basic net income (loss) per common share of our common stock is calculated by dividing Net income (loss) attributable to Time Inc. common stockholders by the Weighted average basic common shares outstanding. Diluted net income (loss) per common share is similarly calculated, except that the calculation includes the dilutive effect of the assumed issuance of common shares issuable under equity-based compensation plans in accordance with the treasury stock method, except where the inclusion of such common shares would have an anti-dilutive impact.

The determination and reporting of Net income (loss) per common share requires the inclusion of certain of our time-based restricted stock units (“RSUs”) where such securities have the right to share in dividends, if declared, equally with common stockholders. During periods in which we generate net income, such participating securities have the effect of diluting both basic and diluted earnings per common share. During periods of net loss, no effect is given to participating securities, since they do not share in the losses of the Company.

Performance share units (“PSUs”) and performance stock units awarded under the long-term incentive outperformance program the Company adopted on February 8, 2016 (the “Outperformance Plan”), the Outperformance Plan Units (“OPPs”) and performance stock options are included in the calculation of Diluted net income (loss) per common share prior to the vesting date based on the number of potential shares that would be issuable under the terms of the agreement if the end of the reporting period were the end of the vesting period, assuming the result would be dilutive.

Equity-Based Compensation

We have various equity-based incentive plans that allow us to grant various types of share-based incentives to key employees and directors. The primary types of incentives granted under the plan are restricted stock units, performance share units, and stock options. We record compensation expense based on the equity awards granted to our employees. We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in Costs of revenues or Selling, general and administrative expenses depending on the job function of the grantee on a straight-line basis (net of estimated forfeitures) over the period during which an employee is required to provide services in exchange for the award. Also, excess tax benefits realized are reported as a financing cash inflow.

The grant-date fair value of an RSU and PSU is determined based on the closing sale price of Time Inc.’s common stock on the NYSE Composite Tape on the date of grant discounted to exclude the estimated dividend yield during the vesting period.

The grant-date fair value of a stock option is estimated using the Black-Scholes option-pricing model. Because the Black-Scholes option-pricing model requires the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. Time Inc. determines the volatility assumption for these stock options using implied volatility data from a Time Inc. peer group. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on the historical exercise behavior of Time Inc.’s employees. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. Time Inc. determines the expected dividend yield percentage by dividing the expected annual dividend of Time Inc. by the market price of Time Inc.’s common stock at the date of grant.

The grant-date fair value of OPPs is estimated using the Monte-Carlo simulation method, which considers the likelihood of Time Inc.’s stock price ending at various levels at the conclusion of the performance period. Simulations of stock price use a volatility assumption based on Time Inc.’s stock price for a historic period equal to the remaining term of the performance period as of the grant date. The risk-free rate assumed in valuing the shares is based on the U.S Treasury yield curve in effect at the time of the grant for the performance period of the grant.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Revenues

Revenues are recognized when persuasive evidence of an arrangement exists, the fees are fixed or determinable, the product or service has been delivered and collectability is reasonably assured. We consider the terms of each arrangement to determine the appropriate accounting treatment.

Advertising Revenues

Print advertising revenues are recognized at the magazine cover date, net of agency commissions. Advertising revenues from digital products are recognized as impressions are delivered or as the services are performed. Customer payments received in advance of the performance of advertising services are recorded as Deferred revenue on the Balance Sheets.

Circulation Revenues

Circulation revenues include revenues from subscription sales and revenues generated from single-copy sales of magazines through retail outlets such as newsstands, supermarkets, convenience stores and drugstores and on certain digital devices and platforms, which may or may not result in future subscription sales. Circulation revenues are recognized at the magazine cover date, net of estimated returns. The unearned portion of magazine subscriptions is deferred and included in Deferred revenue on the Balance Sheets until the later of the magazine cover date or when a trial subscription period ends, at which time a proportionate share of the gross subscription price is included in revenues, net of any commissions paid to subscription agents.

In addition, incentive payments are made to wholesalers and retailers primarily related to favorable placement of our magazines. Depending on the incentive program, these payments can vary based on the number of copies sold or be fixed, and are presented in the Financial Statements as a reduction of revenues. For the years ended December 31, 2017, 2016 and 2015 incentive payments made to wholesalers and retailers primarily related to favorable placement of our magazines were $57 million, $65 million and $69 million, respectively.

Other Revenues

Other revenues principally include amounts related to marketing and support services provided to third-party magazine publishers and other branded book and “bookazine” publishing as well as conferences and events. Other revenues are generally recognized as performance occurs.

Multiple-Element Arrangements

In the normal course of business, we enter into multiple-element arrangements that involve making judgments about allocating the consideration to the various elements of the transactions. While the more common type of multiple-element transactions we encounter involve the sale or purchase of multiple products or services, multiple-element transactions can also involve contemporaneous purchase and sales transactions, the settlement of an outstanding dispute contemporaneous with the purchase of a product or service, as well as investing in an investee while at the same time entering into an operating agreement. In accounting for multiple-element transactions, judgment must be exercised in identifying the separate elements in a bundled transaction as well as determining the values of these elements. These judgments can impact the amount of revenues, expenses and net income recognized over the term of the contract, as well as the period in which they are recognized. In determining the value of the respective elements, we refer to market prices (where available), historical and comparable cash transactions or our best estimate of selling price.

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Gross versus Net Revenue Recognition

In the normal course of business, we act as or use an intermediary or agent in executing transactions with third parties. In connection with these arrangements, we must determine whether to report revenue based on the gross amount billed to the ultimate customer or on the net amount received from the customer after commissions and other payments to third parties. To the extent revenues are recorded on a gross basis, any commissions or other payments to third parties is recorded as expense so that the net amount (gross revenues less expense) is reflected in Operating income (loss). Accordingly, the impact on Operating income (loss) is the same whether we record revenue on a gross or net basis.

The determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether we are acting as the principal or an agent in the transaction. If we are acting as a principal in a transaction, we report revenue on a gross basis. If we are acting as an agent in a transaction, we report revenue on a net basis. The determination of whether we are acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of an arrangement. We serve as the principal in transactions in which we have substantial risks and rewards of ownership.

For example, as a way to generate magazine subscribers, we sometimes use third-party marketing partners to secure subscribers and, in exchange, the marketing partners receive a percentage of the Circulation revenues generated. We record revenues from subscriptions generated by the marketing partner, net of the fees paid to the marketing partner, primarily because the marketing partner (i) has the primary contact with the customer including ongoing customer service, (ii) performs all of the billing and collection activities and (iii) passes the proceeds from the subscription to us after deducting its commission.

Barter Transactions

We enter into transactions that involve the exchange of advertising or finished goods inventory, in part, for other products and services, which are recorded at the estimated fair value of the advertising or inventory surrendered if the fair value of the product or service received is less evident. Revenues from barter transactions are recognized when advertising or inventory is provided, and expenses are recognized when services are received. Revenues from barter transactions included in the Statements of Operations were $13 million, $21 million and $19 million in 2017, 2016 and 2015, respectively. Expenses from barter transactions included in the Statements of Operations were $12 million, $21 million and $22 million for 2017, 2016 and 2015, respectively.

Costs of Revenues

Costs of revenues primarily relate to production (e.g., paper, printing and distribution) and editorial costs. Production costs directly related to publications are expensed in the period that revenue is recognized for a publication (e.g., on the cover date of a magazine). Staff costs recognized as Costs of revenues are expensed as incurred.

Subscriber Acquisition Costs

Direct subscriber acquisition costs, primarily direct mail costs, for the years ended December 31, 2017, 2016 and 2015 were $137 million, $169 million and $177 million, respectively. These costs are expensed as incurred and recognized within Selling, general and administrative expenses.

Shipping and Handling

Costs incurred for shipping and handling are reflected in Costs of revenues in the Statements of Operations.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Business Combinations

We account for business combinations using the acquisition method of accounting. Under the acquisition method, once control of a business is obtained, 100% of the assets, liabilities, and certain contingent liabilities acquired, including amounts attributed to noncontrolling interests, are recorded at fair value. Any transaction costs are expensed as incurred.

Deferred Financing Costs

Costs incurred in connection with our revolving credit facility are deferred and amortized to interest expense using the effective interest rate method over the term of the related debt. Costs incurred in connection with obtaining other debt are netted against the related debt obligation. Deferred financing costs in connection with debt that is redeemed earlier than its maturity date is written off to interest expense or gain or loss on extinguishment of debt in the corresponding period.

Income Taxes

Income taxes are provided using the asset and liability method, such that income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any difference between GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating losses, capital losses and tax credit carry-forwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under tax laws and rates. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Significant judgment is required with respect to the determination of whether or not a valuation allowance is required for certain deferred tax assets. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The subsequent realization of net operating loss and general business credit carry-forwards acquired in acquisitions accounted for using the acquisition method of accounting is recognized in the Statements of Operations.

From time to time, we engage in transactions in which the tax consequences may be subject to uncertainty. Examples of such transactions include business acquisitions and dispositions, including dispositions designed to be tax free, and certain financing transactions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. We prepare and file tax returns based on our interpretation of tax laws and regulations. In the normal course of business, these tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. In determining the tax provision for financial reporting purposes, we establish a reserve for uncertain tax positions unless such positions are determined to be more likely than not to be sustained upon examination based on their technical merits. There is considerable judgment involved in determining whether positions taken on our tax returns are more likely than not to be sustained.

The tax reserve estimates are adjusted periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations. Our policy is to recognize, when applicable, interest and penalties on uncertain tax positions as part of income tax expense. See Note 10, “Income Taxes.”

Recent Accounting Guidance

Accounting Guidance Adopted in 2017

In January 2017, guidance was issued which simplifies the test for goodwill impairment by eliminating Step 2, the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The amendments in this guidance are effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption permitted. We early adopted this guidance on January 1, 2017. The adoption of this guidance did not have a material impact on our Financial Statements upon adoption, but could have a material impact if an impairment is identified in connection with our goodwill impairment tests. In the second quarter of 2017, we performed an interim test of Goodwill, see Note 8, “Goodwill and Intangible Assets” to the accompanying Financial Statements.

In March 2016, guidance was issued which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification in the statement of cash flows. The updated guidance requires excess tax benefits and deficiencies from share-based payment awards to be recorded in income tax expense in the income statement. Under the previous guidance, excess tax benefits and deficiencies have been recognized in Additional paid-in capital on the balance sheet. In addition, the updated guidance modifies the classification of certain share-based payment activities within the statement of cash flows and these changes are required to be applied retrospectively to all periods presented. The updated guidance may add volatility to the Company’s income tax expense in future periods depending upon, among other things, the level of tax expense and the price of our common stock at the date of vesting for share-based awards. We adopted this guidance on January 1, 2017 and it did not have a material impact on our Financial Statements.

In July 2015, guidance was issued that simplifies the measurement of inventory by requiring certain inventory to be subsequently measured at the lower of cost and net realizable value. We adopted this guidance on January 1, 2017. The adoption of this guidance did not have a material impact on our Financial Statements.

Accounting Guidance Not Yet Adopted

In March 2017, guidance was issued that will change how employers that sponsor defined benefit pension or other postretirement benefit plans present the net periodic benefit cost in the income statement. Employers will present the service cost component of net periodic benefit cost in the same income statement line item(s) as other employee compensation costs arising from services rendered during the period. Only the service cost component will be eligible for capitalization in assets. Employers will present the other components of the net periodic benefit cost separately from the line item(s) that includes the service cost and outside of any subtotal of operating income, if one is presented. The standard is effective for annual periods beginning after December 15, 2017, and interim periods therein. Upon adoption, our net periodic benefit cost (income), other than service costs, which has historically been included in Operating income (loss) in our Statements of Operations will be presented below Operating income (loss) in our Statements of Operations. The net periodic benefit cost (income) classified within Operating income (loss) was $9 million, $19 million and $10 million of income for the years ended December 31, 2017, 2016 and 2015, respectively. We will adopt this guidance on a retrospective basis on January 1, 2018.

In January 2017, guidance was issued that changes the definition of a business. The guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the set of assets is not deemed to be a business. If the threshold is not met, the entity then evaluates whether the set of assets meets the requirement to be deemed a business, which at a minimum, requires there to be an input and a substantive process that together significantly contribute to the ability to create outputs. This guidance will become effective on a prospective basis for us on January 1, 2018, and it is not expected to have a material impact on our Financial Statements.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

In February 2016, guidance was issued which requires that a lessee recognize lease assets and lease liabilities on its balance sheet and disclose key information about its leasing arrangements. We are currently evaluating the effect that this guidance will have on our Financial Statements and related disclosures. We will adopt this guidance on a modified retrospective basis on January 1, 2019.

In January 2016, guidance was issued which requires equity investments, except those accounted for under the equity-method of accounting or those that result in consolidation of the investee, to be measured at fair value with changes in fair value recognized in net income. An entity may elect to measure an equity security without a readily determinable fair value that does not qualify for the practical expedient to estimate fair value in accordance with ASC 820, Fair Value Measurement, at its cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. This guidance is not expected to have a material impact on our Financial Statements upon adoption. The amendments in this guidance are effective for fiscal years beginning after December 15, 2017 and for interim periods therein.

In May 2014, guidance was issued that establishes a new revenue recognition framework in GAAP for all companies and industries. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to receive for those goods or services. The guidance includes a five-step framework to determine the timing and amount of revenue from contracts with customers. In addition, this guidance requires new or expanded disclosures related to the judgments made by companies when following this framework and additional quantitative disclosures regarding contract balances and remaining performance obligations. We will adopt this guidance on January 1, 2018.

We have assessed the potential impact of the guidance across our revenue streams. Upon adoption, we will recognize revenue from our contracts with customers as each performance obligation is satisfied, either at a point in time or over a period of time, based on when control transfers to our customers. We have determined that the performance obligations within our print advertising, subscription and newsstand contracts are satisfied on an issue’s on sale date, which will accelerate the timing of revenue recognition compared to our current policy of revenue recognition based on an issue’s cover date. The paper, printing and distribution costs of these revenues will accelerate to match the timing of the revenue recognition. Digital advertising revenue will continue to be recognized as impressions are delivered.

The new standard will also result in us, as the publisher, recording certain Circulation revenues generated by marketing partners on a gross basis because the publisher is in control of delivering the subscription to the customer, and the marketing partner’s obligation is to arrange for another party to transfer the goods to the customer. Our marketing partner operations, that provide marketing services to third-party publishers, will recognize revenue for these services over time.

For identified impacted revenue streams, we have identified changes to and have modified our systems. We have also modified business processes and controls to support recognition and disclosure under the new standard.

We will adopt the new revenue recognition standard under the modified retrospective transition method by recognizing the cumulative effect of applying the standard as an adjustment to our Balance Sheet. Our transition adjustment is expected to be determined primarily by the change to recognize revenues based on a magazine’s on sale date and the recognition of revenues generated by marketing partners on a gross basis.

3. ACQUISITIONS AND DISPOSITIONS

Acquisitions

During the year ended December 31, 2017, we completed acquisitions for total cash consideration, net of cash acquired, of $22 million. The excess of the total consideration over the fair value of the net tangible and intangible assets acquired has been recorded as Goodwill, which represents future economic benefits expected to arise from other intangibles acquired that do not qualify for separate recognition. The Goodwill recorded of $13 million will be deductible for tax purposes. Our results of operations include the operations of these additional acquisitions but such activities were not significant for the year ended December 31, 2017.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

On September 6, 2016, we acquired Bizrate Insights Inc. (“Bizrate Insights”), a consumer data company that specializes in developing consumer insights by extending its online and mobile surveys across partner sites. The acquisition of Bizrate Insights is part of our transformation into a data-driven organization that we believe will enable us to generate incremental consumer subscription and other revenues. This acquisition was accounted for under the acquisition method. Consideration transferred of $78 million ($80 million cash, net of settlement of a pre-existing commission relationship) was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values.

On March 2, 2016, we acquired certain assets of Viant Technology Inc. (“Viant”), a business that specializes in data-driven, people-based marketing, headquartered in Irvine, California, for $87 million, net of cash acquired. In connection with the acquisition, during the year ended December 31, 2016, we recorded a $3 million net Bargain purchase (gain), which included a reduction of the Bargain purchase (gain) of $2 million for the three months ended June 30, 2016 on the accompanying Statements of Operations. We realized a gain on the transaction because Viant was in need of capital to continue its operations and was unable to secure sufficient capital in the time frame it required.

For tax purposes, the Bargain purchase gain resulted in the reduction of the tax basis in identifiable intangibles, resulting in a deferred tax liability of $3 million being recorded on the opening balance sheet. This deferred tax liability reduced the Bargain purchase gain, and the Bargain purchase gain is not taxable.

We have granted certain key Viant employees a 40% equity interest (subject to vesting and forfeiture provisions) in the common units of Viant. In conjunction with the issuance of the common units, the Company entered into a put and call arrangement whereby such employees have a right to put their shares to us, and we retain rights to call these interests over time, in each case subject to the satisfaction of certain conditions. The fair value of the common units will be recognized as equity-based compensation expense over the vesting period through September 2020.

During the year ended December 31, 2016, we completed additional acquisitions for total cash consideration, net of cash acquired, of $29 million. We may be required to pay additional consideration that relates to earn-outs that are contingent upon the achievement of certain performance objectives by the end of 2017, which are estimated to be $1 million as of December 31, 2017. The excess of the total consideration over the fair value of the net tangible and intangible assets acquired was recorded as Goodwill. In conjunction with one of these acquisitions, we also recognized a loss relating to a write off of an asset of $3 million previously recognized in our financial statements that will not be realized as a result of the acquisition. This loss is reported within transaction costs in Selling, general and administrative expenses in the accompanying Statements of Operations.

During the year ended December 31, 2015, we completed a number of acquisitions for total cash consideration, net of cash acquired, of $141 million. Additional consideration may be required to be paid by us that relates primarily to earn-outs that are contingent upon the achievement of certain performance objectives in the current and future fiscal years. As of December 31, 2017, the fair value of the contingent consideration for these acquisitions was not significant. The excess of the total consideration over the fair value of the net tangible and intangible assets acquired has been recorded as Goodwill. Our results of operations include the operations of these acquisitions from the date of the respective acquisitions but such activities were not significant for the year ended December 31, 2015.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Dispositions

As part of our strategy to rationalize our portfolio, on December 22, 2017, we completed the sale of Essence for $64 million. Upon disposal, assets of $98 million related primarily to Goodwill and intangible assets, and liabilities of $14 million related primarily to Deferred tax liabilities, were derecognized from our Balance Sheet. We recognized a pre-tax loss of approximately $20 million within (Gain) loss on operating assets, net for the year ended December 31, 2017.

On December 20, 2017, we completed the sale of SI Play, our online youth sports league management solution for $65 million. Upon disposal, assets of $35 million related primarily to Goodwill and intangible assets, and liabilities of $5 million related primarily to Deferred revenue and other liabilities, were derecognized from our Balance Sheet. We recognized a pre-tax gain of approximately $35 million within (Gain) loss on operating assets, net for the year ended December 31, 2017, in connection with the sale. We performed an interim goodwill impairment assessment for the SI Play reporting unit as of June 30, 2017, as current operating projections reflected a significant reduction in the revenues and operating cash flows, and recorded a pre-tax non-cash interim impairment charge of $34 million writing down Goodwill for the reporting unit from its carrying value of $56 million to $22 million.

On November 30, 2017, we completed the sale of Sunset, for contingent consideration. Upon disposal, assets of $9 million related primarily to Accounts receivable, net and Property, plant and equipment, net and liabilities of $12 million related primarily to Deferred revenue, were derecognized from our Balance Sheet. We recognized a pre-tax loss of approximately $1 million within (Gain) loss on operating assets, net for the year ended December 31, 2017.

On July 27, 2017, we sold INVNT, a live events and creative services subsidiary, for cash and future royalties net of contributed cash. Upon disposal, assets of $5 million related primarily to Prepaid and other current assets, and liabilities of $4 million related primarily to Deferred revenue, were derecognized from our Balance Sheet. We recognized a pre-tax gain of approximately $1 million within (Gain) loss on operating assets, net for the year ended December 31, 2017, in connection with the sale. We performed an interim goodwill impairment assessment for the INVNT reporting unit as of June 30, 2017, as current operating projections reflected a significant reduction in the revenues and operating cash flows, and recorded a pre-tax non-cash interim impairment charge of $16 million writing down Goodwill for the reporting unit from its carrying value of $16 million to nil.

On April 1, 2016, we completed the sale of This Old House Ventures, LLC and This Old House Productions, LLC (together, “TOH”). Upon disposal, assets of $27 million related primarily to Goodwill, and liabilities of $10 million related primarily to Deferred revenue, were derecognized from our Balance Sheet. We recognized a pre-tax gain of $11 million within (Gain) loss on operating assets, net for the year ended December 31, 2016.

In November 2015, we sold 100% of the capital stock of IPC Magazines Group Limited, a subsidiary of Time Inc. UK, which owned the Blue Fin Building, our principal executive offices in the U.K., for £415 million ($629 million at exchange rates on the date of consummation of the sale). See Note 14, “Benefit Plans.” Time Inc. UK continues to occupy a portion of the premises under a lease agreement with the buyers which extends through December 31, 2025 with a renewal option for an additional term between five and ten years. Our lease commitments under this agreement are £9 million per annum. See Note 16, “Commitments and Contingencies.” In connection with these transactions, in the fourth quarter of 2015, we recognized a pre-tax gain of $68 million. Additionally, a pre-tax gain of $97 million was deferred at the time of the sale-leaseback transaction and will be recognized ratably over the lease period through 2025.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4. INVESTMENTS

Our investments included within Short-term investments and Other assets on the accompanying Balance Sheets consist primarily of short-term investments, equity-method investments and cost-method investments. Our investments, by category, consisted of the following (in millions):

	December 31, 2017	December 31, 2016
Short-term investments(a)	$—	$40
Equity-method investments(b), (d)	—	9
Cost-method investments(c), (d)	9	6

Total	$9	$55

(a)	Our Short-term investments consist of term deposits with original maturities greater than three months and remaining maturities of less than one year. Our term deposits are carried at amortized cost on the accompanying Balance Sheets as held-to-maturity securities. Cost approximates fair value due to the short-term nature of the term deposits.
(b)	Our Equity-method investments consist primarily of joint ventures. During the year ended December 31, 2017, we recognized equity losses of $4 million. During the year ended December 31, 2016, we recognized equity losses of $20 million related primarily to resuming applying the equity-method after providing additional financial support to certain equity-method investments and an other-than-temporary impairment of an Equity-method investment.
(c)	During the year ended December 31, 2017, we made a $2 million investment in a privately-held transaction marketing technology company. During the year ended December 31, 2016, we made a $3 million investment in a privately-held e-commerce subscription company. We use available qualitative and quantitative information to evaluate all Cost-method investments for impairment at least quarterly.
(d)	In 2017, our equity-method investment in a digital content company was acquired in an all-equity transaction and we recognized a gain of approximately $1 million in Other (income) expense, net as a result of the sale transaction. Subsequent to the sale transaction, we held a 1.4% equity interest in the acquiring company, which is recognized under the cost-method.

We use available qualitative and quantitative information to evaluate all cost-method investments for indications of other-than-temporary impairments at least quarterly and recognize an impairment loss if a decline in value is determined to be other-than-temporary. During the year ended December 31, 2017, we recorded an other-than-temporary impairment of $4 million which was due to the decline in the value of a cost-method investment based on an assessment of its near-term profit prospects.

For the year ended December 31, 2016, we experienced an other-than-temporary decline in an equity-method investment and as a result, we recorded an impairment of $3 million in Other (income) expense, net in the accompanying Statements of Operations. No other-than-temporary losses were incurred in the year ended December 31, 2015. Other-than-temporary impairment losses are included in Other (income) expense, net in the accompanying Statements of Operations.

5. FAIR VALUE MEASUREMENTS

Fair value measurements are determined based on assumptions that a market participant would use in pricing an asset or a liability. A three-tiered hierarchy distinguishes between market participant assumptions based on (i) observable inputs such as quoted prices in active markets (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and (iii) unobservable inputs that require us to use present value and other valuation techniques in the determination of fair value (Level 3).

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The following table presents information about assets and liabilities required to be carried at fair value on a recurring basis as of December 31, 2017 and December 31, 2016, respectively (in millions):

	December 31, 2017				December 31, 2016
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents - Money market funds	$452	$—	$—	$452	$102	$—	$—	$102
Liabilities
Put option liability(a)	—	—	(10)	(10)	—	—	(10)	(10)
Lease guarantees(b)	—	—	(4)	(4)	—	—	—	—
Contingent consideration(c)	—	—	(1)	(1)	—	—	(2)	(2)
Other - liabilities	—	—	(1)	(1)	—	—	(2)	(2)

Total	$452	$—	$(16)	$436	$102	$—	$(14)	$88

(a)	Our Put option liability, included within Other current liabilities as of December 31, 2017 and Other noncurrent liabilities as of December 31, 2016, relates to an equity-method investment, the fair value of which was derived using a lattice model for which we used unobservable inputs that are classified as Level 3 under the fair value hierarchy. Adjustments to the fair value of this obligation are included as a component of Other (income) expense, net in the Statements of Operations.
(b)	The fair value of the lease guarantees were derived using a probability weighted present value of expected future payments and with and without approach, for which we used unobservable inputs that are classified as Level 3 under the fair value hierarchy. Our lease guarantees extend through November 2030. Adjustments to the fair value of such obligations are included as a component of Selling, general and administrative expenses in the Statements of Operations.
(c)	Contingent consideration consists of earn-out liabilities in connection with acquisitions. At December 31, 2017, $1 million is included in Accounts payable and accrued liabilities. At December 31, 2016, $1 million is included in Accounts payable and accrued liabilities and $1 million in Other noncurrent liabilities. Fair values were derived using a Monte Carlo simulation approach or a probability weighted present value of expected future payouts approach, for which we used unobservable inputs that are classified as Level 3 under the fair value hierarchy. Adjustments to the fair value of such obligations are included as a component of Selling, general and administrative expenses in the Statements of Operations. Such contingent considerations are based primarily on financial targets and other operational metrics.

The following table reconciles the beginning and ending balance of our liabilities classified as Level 3 (in millions):

	2017	2016
Beginning Balance as of January 1	$14	$19
Issuances	4	2
Settlements	(2)	(2)
Fair value adjustments	—	(3)
Other adjustments	—	(2)

Ending Balance as of December 31	$16	$14

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Other Financial Instruments

Our other financial instruments, including our term loan (the “Term Loan”), our 5.75% senior notes (the “5.75% Senior Notes”) and our 7.50% senior notes (the “7.50% Senior Notes”), are not required to be carried on our Balance Sheets at fair value. The following table summarizes the fair value of each of our significant debt instruments based on quoted market prices for similar issues or on the current rates offered to us for instruments of similar remaining maturities (in millions):

	December 31, 2017		December 31, 2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Debt instruments
Term Loan	$455	$464	$672	$687
5.75% Senior Notes	470	496	568	597
7.50% Senior Notes	297	355	—	—

	$1,222	$1,315	$1,240	$1,284

The fair value of the outstanding debt instruments presented above is based on pricing from observable market information in a non-active market. Therefore, these debt instruments are classified as Level 2 under the fair value hierarchy. Unrealized gains or losses on debt do not result in realization or expenditure of cash and generally are not recognized in the Financial Statements unless the debt is retired prior to its maturity.

The carrying value for the majority of our other financial instruments approximates fair value due to the short-term nature of the financial instruments. The fair value of financial instruments is generally determined by reference to the market value of the instrument as quoted on a national securities exchange or an over-the-counter market. When a quoted market value is not available, fair value is based on an estimate using present value or other valuation techniques.

Non-Financial Instruments

The majority of our non-financial instruments, which include goodwill, intangible assets, inventories and property, plant and equipment, are not required to be carried at fair value on a recurring basis. However, if certain triggering events occur (or at least annually for Goodwill), a non-financial instrument is required to be evaluated for impairment. If we were to determine that a non-financial instrument was impaired, we would be required to write down the non-financial instrument to its fair value. See Note 6, “Assets Held for Sale” and Note 8, “Goodwill and Intangible Assets” for discussion of impairments recorded during the years ended December 31, 2017, 2016 and 2015.

Fair value measurements are also used in nonrecurring valuations performed in connection with acquisition accounting. The nonrecurring valuations include primarily the valuations of tradenames, customer and advertiser relationships, technology and database intangible assets and property, plant and equipment. With the exception of certain inputs for our weighted average cost of capital and discount rate calculation that are derived from third-party information, the inputs used in our discounted cash flow analysis, such as forecasts of future cash flows, are based on assumptions. The valuation of customer and advertiser relationships is based primarily on an excess earnings methodology, which is a form of a discounted cash flow analysis. The excess earnings methodology requires us to estimate the specific cash flows expected from the relationships, considering such factors as the estimated life of the relationships and the revenue expected to be generated over the term of such relationships. Tangible assets are valued typically using a replacement or reproduction cost approach, considering such factors as current prices of the same or similar equipment, the age of the equipment and economic obsolescence. All of our nonrecurring valuations use significant unobservable inputs that are classified as Level 3 under the fair value hierarchy.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6. ASSETS HELD FOR SALE

In the fourth quarter of 2017, Time Inc. UK and the Golf brand were classified as assets held for sale. Time Inc. has committed to its portfolio rationalization initiative and met the assets held for sale criteria. Time Inc. and Time Inc. UK have agreed to terms with the pension trustee on certain requirements upon sale and on December 8, 2017, Time Inc. UK met the held for sale criteria. Accordingly, we allocated $162 million and $13 million of Goodwill to Time Inc. UK and Golf brand, respectively, based upon the relative fair value of the operation to be sold compared to the estimated fair value of Time Inc. as determined by the $18.50 per share price contracted in the Merger Agreement excluding the fair value of our SI Play reporting unit that was sold on December 20, 2017. See Note 3, “Acquisition and Disposition.” For additional information related to the Merger Agreement, see “Description of Business.” The assets and liabilities attributable to Time Inc. UK and our Golf brand have been classified as held for sale and are presented separately in the Balance Sheets. On February 23, 2018, the Company entered into an agreement to sell Time Inc. UK. The sale is expected to close in March 2018. The sale of the Golf brand closed on February 9, 2018.

A disposal group classified as held for sale shall be measured at the lower of its carrying amount or fair value less costs to sell. A loss shall be recognized for any initial adjustment of the disposal group’s carrying amount to its fair value less costs to sell in the period the held for sale criteria are met.

We used a market approach to determine the estimated fair values for Time Inc. UK and the Golf brand, which took into consideration the current negotiations of sale prices, which are classified as Level 3 under the fair value hierarchy. This resulted in Goodwill impairment charges of $33 million and $1 million for Time Inc. UK and the Golf brand, respectively. Time Inc. UK pre-tax loss was $15 million for the year ended December 31, 2017. See Note 8, “Goodwill and Intangible Assets” for discussion of impairments recorded during the years ended December 31, 2017, 2016 and 2015.

The major classes of assets and liabilities comprising the disposal groups classified as held for sale as of December 31, 2017 are as follows (in millions):

December 31, 2017
Cash	$16
Receivables	52
Inventories	2
Deferred tax assets	8
Prepaid expenses and other current assets	15
Goodwill	141
Intangible assets	61
Property, plant and equipment	16
Other assets	15

Total assets classified as held for sale	$326

Accounts payable and accrued liabilities	87
Deferred revenue	25
Deferred gain	62
Other liabilities	2

Total liabilities classified as held for sale	$176

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consisted of (in millions):

	Useful Lives (in years)	December 31,
		2017	2016
Leasehold improvements(a)	Various	$215	$227
Capitalized software	3 - 5	274	288
Furniture, fixtures and other equipment(a)	3 - 10	155	152

		644	667
Accumulated depreciation(a)(b)(c)		(371)	(388)
Construction in progress(c)		26	25
Assets held for sale(d)		(16)	—

Total Property, plant and equipment, net		$283	$304

(a)	In 2016, we wrote off approximately $300 million of fully depreciated assets primarily related to Leaseholds improvements and Furniture, fixtures and other equipment upon exercise of our option to surrender with respect to our Time and Life Building lease during the first quarter of 2016. Leasehold improvements are depreciated using the straight-line method over the shorter of their estimated useful lives of the remaining lease term.
(b)	Includes accumulated amortization of $226 million and $249 million related to capitalized software as of December 31, 2017 and 2016, respectively.
(c)	Amounts in 2017 and 2016 primarily related to capitalized software.
(d)	Assets held for sale related to Time Inc. UK and our Golf brand (approximately $68 million of gross carrying value and $52 million of accumulated depreciation).

For the years ended December 31, 2017, 2016 and 2015, depreciation and amortization expense related to Property, plant and equipment, net was $55 million, $54 million and $92 million, respectively, of which $19 million, $17 million and $13 million related to capitalized software, respectively. The estimated amortization expense related to capitalized software within Property, plant and equipment, net for the succeeding five years as of December 31, 2017 is as follows (in millions):

2018	$18
2019	15
2020	10
2021	5
2022	1

Total	$49

In 2016, certain internally developed software costs were determined to no longer be used and as a result, we recognized a $4 million impairment. There were no impairments of Property, plant and equipment, net in 2017 and 2015.

8. GOODWILL AND INTANGIBLE ASSETS

Goodwill

Goodwill is tested annually for impairment at the reporting unit level during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. A reporting unit is either the “operating segment level” or one level below, which is referred to as a “component.” The level at which the impairment test is performed requires judgment as to whether the operations below the operating segment constitute a self-sustaining business or whether the operations are similar such that they should be aggregated for purposes of the impairment test. As of December 31, 2017, after the sales of INVNT and SI Play in July 2017 and December 2017, respectively, management concluded that we have one reporting unit, “Core Time Inc.”

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2017, we recorded approximately $84 million of goodwill impairment charges, including $50 million of interim goodwill impairment charges in connection with our SI Play and INVNT reporting units as of June 30, 2017, and $33 million and $1 million recorded in connection with Time Inc. UK and the Golf brand meeting the held for sale criteria, respectively, as of December 31, 2017. See Note 6, “Assets Held for Sale” for discussion of Goodwill impairment charges recorded in connection with Time Inc. UK and the Golf brand meeting the held for sale criteria.

In our 2017 annual Goodwill impairment test, the fair value of our Core Time Inc. reporting unit exceeded its carrying value, and therefore there was no impairment charge recorded in connection with our annual Goodwill impairment test. The results of the quantitative test did not result in any further impairment of Goodwill because the fair value of our reporting unit based upon the $18.50 per share price per the Merger Agreement, excluding the fair values of our SI Play reporting unit that was disposed on December 20, 2017, Essence brand that was disposed of on December 22, 2017, as well as the fair values estimated for Time Inc. UK and the Golf brand, which were classified as held for sale as of December 31, 2017, exceeded its carrying value. Had the fair value of our reporting unit been hypothetically lower by 10% as of December 31, 2017, the carrying value of our reporting unit would have continued to exceed its fair value.

We performed an interim impairment test for Goodwill relating to our SI Play and INVNT reporting units as of June 30, 2017. For SI Play, industry consolidation resulted in stronger competition than expected and slower revenue growth which resulted in a significant reduction in revenues and operating cash flows as compared to the high historical financial projections expected in the youth sports market. INVNT significantly underperformed expectations due to an unexpected deterioration of its customer base, resulting in significantly reduced revenues and operating cash flows. We determined that the estimated fair value of both reporting units was lower than their carrying amounts. As a result, we recorded a pre-tax non-cash impairment charge to impair the Goodwill associated with both reporting units totaling $50 million ($34 million related to SI Play and $16 million related to INVNT). Goodwill for SI Play was written down from its carrying value of $56 million to $22 million and Goodwill for INVNT was written down from its carrying value of $16 million to nil.

For SI Play, we used a DCF approach to determine the estimated fair value. The cash flows employed in our DCF analyses were based on updated forecasts of operating results. Terminal growth rates were assumed for years beyond the current long-range plan period. Discount rate assumptions were based on an assessment of market rates as well as the risk inherent in the future cash flows included in our updated forecasts of future operating results. The significant assumptions utilized in the DCF analysis for SI Play were a discount rate of 25.0% and a terminal growth rate of 3.0%. For INVNT, we used a market approach to determine the estimated fair value, which took into consideration the terms of the transaction finalized on July 27, 2017 to sell INVNT.

In 2016, we did not elect to perform a qualitative assessment of Goodwill and instead performed quantitative impairment tests. We completed step one of our annual Goodwill impairment test and determined that the fair value of our INVNT reporting unit was approximately $24 million, which was lower than its carrying value. We were then required to perform the second step of the two-step process for the INVNT reporting unit. The second step of the analysis included allocating the calculated fair value of the reporting unit to its assets and liabilities to determine an implied fair value of goodwill. Based on our analysis, the implied fair value of the goodwill was lower than the carrying value for the INVNT reporting unit. Accordingly, we recorded a non-cash Goodwill impairment charge of $1 million as of December 31, 2016. The tax impact of this impairment was not significant. If the determined fair value of the INVNT reporting unit had been 10% lower, the Goodwill impairment charge would have been approximately $2 million higher. The significant assumptions utilized in the 2016 discounted cash flow analysis for the INVNT reporting unit was a discount rate of 14.0%, a terminal growth rate of 3.0%, a market revenue multiple selected from a range 0.4x to 1.5x and a control premium of 20.0%.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The results of the quantitative test did not result in any impairments of Goodwill for the Core Time Inc. and SI Play reporting units as the fair values of each of these reporting units exceeded their respective carrying values by more than 30% as of December 31, 2016. The valuation of the assets and liabilities of the Core Time Inc. and SI Play reporting units were based on our long-range plans and assumptions of discount rates and terminal growth rates. Market multiples used to value the Core Time Inc. reporting unit were consistent with multiples of comparable companies.

We continue to experience declines in our print advertising and circulation revenues as a result of the continuing shift in consumer preference from print media to digital media and how consumers engage with digital media. If print media market conditions worsen, if the price of our publicly traded stock declines, or if our performance fails to meet current expectations, it is possible that the carrying value of our reporting units will exceed their fair values, which could result in recognition of additional non-cash impairments of Goodwill that could be material.

The following summary sets forth the changes in the carrying amount of Goodwill during the years ended December 31, 2017 and 2016 (in millions):

Balance, December 31, 2015(a)	$2,038
Acquisitions(b)	81
Dispositions(c)	(18)
Foreign exchange movements	(31)
Impairments(d)	(1)

Balance, December 31, 2016(a)	2,069

Acquisitions(b)	13
Dispositions(c)	(95)
Impairments(d)	(84)
Foreign exchange movements	18
Held for sale(e)	(141)

Balance, December 31, 2017(a)	$1,780

(a)	Accumulated impairments were approximately $16.4 billion as of December 31, 2017 and $16.3 billion as of December 31, 2016 and 2015.
(b)	Relates to 2017 and 2016 acquisitions. See Note 3, “Acquisitions and Dispositions.”
(c)	In 2017, we disposed of approximately $95 million of goodwill in connection with the dispositions of Essence and SI Play ($72 million of allocated Goodwill related to Essence and $23 million related to SI Play). We disposed of $18 million of allocated Goodwill in connection with the sale of TOH on April 1, 2016.
(d)	Goodwill impairment of approximately $84 million during the year ended December 31, 2017 included $50 million of interim impairment charges in connection with SI Play and INVNT reporting units as of June 30, 2017, and $34 million resulting from the classification of Time Inc. UK and the Golf brand as held for sale as of December 31, 2017. Goodwill impairment of $1 million during the year ended December 31, 2016 related to our INVNT reporting unit.
(e)	Goodwill classified as Held for Sale related to Time Inc. UK and the Golf brand.

Intangible Assets

We recognized pre-tax non-cash Asset impairment charges of approximately $9 million for the year ended December 31, 2017 primarily related to a $5 million charge recognized at INVNT in the second quarter of 2017, resulting from writing off the full value of a definite-lived tradename and a customer relationship intangible asset from their total carrying value of $5 million to nil. Additionally, due to niche brands facing challenges in the centralized sales organization, we evaluated certain definite-lived intangible assets for impairment as of December 31, 2017. As a result of our evaluation, we wrote down the value of the intangible assets from their carrying values totaling $12 million to their fair values totaling $8 million, resulting in a pre-tax non-cash impairment charge of

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

approximately $4 million. We determined the fair value of these intangible assets based on an income approach. Key unobservable inputs utilized in the valuation for the intangible assets include the estimated cash flows, a royalty rate of 2.0%, a long-term growth rate of 0.9% to 3.0%, useful life of 9 months to 10 years and a discount rate of 10.5%. For INVNT, this took into consideration the terms of the transaction finalized on July 27, 2017 to sell INVNT. The market approach has inputs that are classified as Level 3 under the fair value hierarchy.

We recorded Asset impairments of $192 million during the year ended December 31, 2016, primarily related to an impairment of a domestic tradename intangible.

In conjunction with our 2016 annual Goodwill impairment test, we recognized an Asset impairment of $3 million, related to a definite-lived intangible asset for our INVNT reporting unit, writing down the value of the definite-lived intangible asset from its carrying value of $5 million to its fair value of $2 million. During the third quarter of 2016, a definite-lived tradename intangible experienced a triggering event and was evaluated for impairment. Brand leadership changes during the year beyond the announced Company reorganizations, as well as market conditions particularly in print advertising, have resulted in a sustained decline in the brand’s financial results. As a result of our evaluation, we wrote down the value of a domestic tradename intangible from its carrying value of $250 million to its fair value of $65 million, resulting in a pre-tax non-cash impairment charge of $185 million.

Intangible assets, net as of December 31, 2017 and December 31, 2016 consisted of the following (in millions):

		December 31, 2017
	Weighted Average Useful Life (in years)	Gross	Accumulated Amortization	Net
Tradenames(a)	18	$932	$(299)	$633
Customer lists and other intangible assets(b)	6	611	(549)	62

		$1,543	$(848)	$695

		December 31, 2016
	Weighted Average Useful Life (in years)	Gross	Accumulated Amortization	Net
Tradenames(a)	18	$1,084	$(324)	$760
Customer lists and other intangible assets(a)	6	659	(573)	86

		$1,743	$(897)	$846

(a)	Tradenames decreased primarily due to classifying tradenames intangibles for Time Inc. UK as a held for sale and the dispositions of Essence and SI Play. See Note 3, “Acquisitions and Dispositions” and Note 6, “Assets Held for Sale.”
(b)	As of December 31, 2017, other intangible assets included capitalized software of $47 million with accumulated amortization of $19 million. As of December 31, 2016 other intangible assets included capitalized software of $48 million, with accumulated amortization of $15 million. These other intangible assets are amortized over their useful lives of three to seven years.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Based on the Intangible assets, net balance as of December 31, 2017, the estimated amortization expense for each of the succeeding five years and thereafter is as follows (in millions):

2018	$67
2019	66
2020	60
2021	57
2022	57
Thereafter	388

Total	$695

9. DEBT

Our debt obligations consisted of the following (in millions):

	December 31, 2017	December 31, 2016
5.75% Senior Notes	$475	$575
7.50% Senior Notes	300	—
Senior Credit Facilities:
Term Loan	462	682
Unamortized discount and deferred financing costs	(15)	(17)

Total debt obligations	1,222	1,240
Less: Current portion of long-term debt	—	7

Long-term debt	$1,222	$1,233

Future maturities of debt as of December 31, 2017 are as follows (in millions):

2018	$—
2019	—
2020	—
2021	—
2022	475
Thereafter	762

Total future maturities	1,237
Unamortized discount and deferred financing costs	(15)

Total debt obligations	$1,222

Senior Credit Facilities

On April 24, 2014, we entered into senior secured credit facilities (the “Senior Credit Facilities”). The Senior Credit Facilities provided for a term loan in an aggregate principal amount of $700 million with a seven-year maturity (the “Term Loan”) and a $500 million revolving credit facility with a five-year maturity (the “Revolving Credit Facility”), of which up to $100 million was available for the issuance of letters of credit. The Revolving Credit Facility may be used for working capital and other general corporate purposes. The Revolving Credit Facility remained undrawn as of December 31, 2017 except for utilization for letters of credit in the face amount of $3 million.

On October 11, 2017, the Company entered into Amendment No. 1 (the “Amendment”) to the credit agreement that governed the Senior Credit Facilities, dated as of April 24, 2014 (the “Existing Credit Agreement” and as so amended by the Amendment, the “Amended and Restated Credit Agreement”). Among other things, the

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Amendment (i) extended the maturity of the Revolving Credit Facility from June 2019 to October 2022 and the Term Loan from April 2021 to October 2024, or, in each case, if more than $100 million of the Company’s 5.75% Senior Notes due 2022 are outstanding on January 14, 2022 (the “Springing Maturity Date”), to the Springing Maturity Date, (ii) reduced the revolving credit commitments under the Revolving Credit Facility from $500 million (of which $100 million was available for the issuance of letters of credit) to $300 million (of which $185 million is available for the issuance of letters of credit) and (iii) amended certain other provisions.

The interest rates applicable to the Term Loan under the Amended and Restated Credit Agreement are, at the Company’s option, equal to either a Eurocurrency rate or a base rate, plus an applicable margin equal to 3.50% for Eurocurrency rate loans and 2.50% for base rate loans, subject to a 1.00% interest rate floor for Eurocurrency rate loans. Loans under the Revolving Credit Facility remain subject to an interest rate ranging from 2.25% to 2.00% for Eurocurrency rate loans or from 1.25% to 1.00% for base rate loans, depending on the Company’s consolidated secured net leverage ratio, and a fee of 0.375% on the unused portion of commitments under the Revolving Credit Facility. Prior to the Amendment, borrowings under the Senior Credit Facilities bore interest at a rate equal to an applicable margin plus, at our option, either a base rate calculated in a customary manner or a eurocurrency rate calculated in a customary manner (subject to a eurocurrency “floor” in the case of the Term Loan). With respect to the Term Loan, the applicable margin was 2.25% for base rate loans and 3.25% for eurocurrency rate loans. With respect to the Revolving Credit Facility, the applicable margin was either 1.25% or 1.00% for base rate loans and 2.25% or 2.00% for eurocurrency rate loans, with the rate determined based on our consolidated secured net leverage ratio (as defined in the credit agreement that governs the Senior Credit Facilities) for the relevant fiscal quarter. The Company was required to pay a quarterly commitment fee under the Revolving Credit Facility equal to 0.375% of the actual daily unused portion of the commitments during the applicable quarter, as well as a letter of credit fee equal to the spread over adjusted LIBOR on the aggregate face amount of outstanding letters of credit under the Revolving Credit Facility, payable in arrears at the end of each quarter. In addition, we were required to pay a fronting fee in respect of letters of credit issued under our Revolving Credit Facility at a rate of 0.125% per annum of the undrawn face amount of each issued letter of credit, payable in arrears at the end of each quarter. We incurred commitment fees of approximately $2 million on our Revolving Credit Facility in the years ended December 31, 2017, 2016 and 2015, respectively. The commitment fees incurred under the unused portion of the Revolving credit facility and the fronting fee incurred with respect to the letters of credit issued were not significant for any of the periods in the Statements of Operations presented.

The Senior Credit Facilities remain secured by the same collateral and guaranteed by the same guarantors as under the Existing Credit Agreement. All obligations under the Senior Credit Facilities are fully and unconditionally guaranteed by substantially all of our existing and future direct and indirect wholly-owned domestic subsidiaries (subject to certain exceptions). All obligations under the Senior Credit Facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of Time Inc.’s assets and the assets of our guarantor subsidiaries under the Senior Credit Facilities, including a first-priority pledge of the capital stock of our subsidiaries directly held by Time Inc. or the guarantors under the Senior Credit Facilities.

The Amended and Restated Credit Agreement permits us to incur incremental senior secured term loan borrowings under the Senior Credit Facilities, subject to the satisfaction of certain conditions, in an aggregate principal amount up to the sum of (a) $350 million plus (b) additional amounts so long as, on a pro forma basis at the time of incurrence, our consolidated secured net leverage ratio (as defined in the Amended and Restated Credit Agreement) does not exceed 2.50x to 1.00x. The Existing Credit Agreement permitted us to incur incremental senior secured term loan borrowings at certain levels as defined in the agreement, subject to the satisfaction of certain conditions. No lender was under any obligation to make any such incremental senior secured term loans to us.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

We are permitted to prepay amounts outstanding under the Senior Credit Facilities at any time. Subject to certain exceptions, the Term Loan required us before or after debt refinancing to prepay amounts outstanding thereunder with the net cash proceeds from certain transactions as defined in the agreement, if such proceeds were not used for ordinary business purposes. We were required to make quarterly repayments of the Term Loan equal to 0.25% of the aggregate original principal amount. The Amended and Restated Credit Agreement does not require principal repayments prior to maturity date. During the year ended December 31, 2017, we made a voluntary prepayment on our Term Loan of $15 million in addition to the repayment made in connection with the offering of the 7.50% Senior Notes, as described below.

We repaid the Term Loan under our Amended and Restated Credit Agreement in connection with the closing of the Merger.

5.75% Senior Notes

On April 29, 2014, we issued $700 million aggregate principal amount of 5.75% Senior Notes due April 15, 2022 in a private offering. The 5.75% Senior Notes are fully and unconditionally guaranteed by substantially all of our wholly-owned domestic subsidiaries and, under certain circumstances, may become guaranteed by other existing or future subsidiaries.

In November 2015, our Board of Directors authorized discretionary principal debt repayments and repurchases of up to $200 million in the aggregate on our Term Loan and our 5.75% Senior Notes. During the year ended December 31, 2017, we repurchased $100 million aggregate principal amount of our 5.75% Senior Notes in privately negotiated repurchases and recorded a $3 million pre-tax loss on debt extinguishment in the Statements of Operations. During the year ended December 31, 2016, we repurchased $50 million of the aggregate principal amount of our 5.75% Senior Notes at a discount with accrued interest for a total of $46 million and recognized a pre-tax gain from extinguishment of $4 million. The authorization expired on December 31, 2017.

We redeemed the 5.75% Senior Notes in connection with the closing of the Merger.

7.50% Senior Notes

On October 11, 2017, we completed the private offering of $300 million aggregate principal amount of 7.50% Senior Notes.

The 7.50% Senior Notes bear interest at a rate of 7.50% per year payable on April 15 and October 15 of each year, commencing April 15, 2018. The 7.50% Senior Notes mature on October 15, 2025. The 7.50% Senior Notes are senior unsecured obligations of the Company and rank equally with all of the Company’s existing and future unsecured senior indebtedness. The Company’s obligations under the 7.50% Senior Notes are guaranteed on a senior unsecured basis by the same guarantors that guarantee the Senior Credit Facilities and the 5.75% Senior Notes.

The Company used the net proceeds from the offering of 7.50% Senior Notes, together with cash on hand, to (i) repay $200 million of the outstanding borrowings under the Term Loan, (ii) repurchase $100 million aggregate principal amount of the 5.75% Senior Notes in privately negotiated repurchases, and (iii) pay fees and expenses of the transactions described above.

We redeemed the 7.50% Senior Notes in connection with the closing of the Merger.

The indenture governing the 5.75% Senior Notes, the 7.50% Senior Notes and the credit agreement governing the Senior Credit Facilities contain certain restrictive covenants. With respect to the Revolving Credit Facility only, we were required, under the Existing Credit Agreement, to maintain a consolidated secured net leverage ratio (as

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

defined in the credit agreement governing the Senior Credit Facilities) not to exceed 2.75x to 1.00x, as tested at the end of each fiscal quarter. The Amended and Restated Credit Agreement requires us to maintain a maximum consolidated secured net leverage ratio of 2.75x to 1.00x initially, which will be reduced to 2.50x to 1.00x for fiscal quarters ending on and after June 30, 2019.

In connection with the issuance of the 5.75% Senior Notes and Senior Credit Facilities, we initially incurred deferred financing costs of $13 million. The Term Loan was initially issued at a discount of $13 million and the 5.75% Senior Notes were initially issued at a discount of $10 million. During the fourth quarter of 2017, unamortized deferred financing costs and deferred discounts of approximately $3 million were written off to interest expense, in connection with the Amendment. In addition we recorded approximately $6 million of other costs within Selling, general and administrative expenses in the Statements of Operations. In connection with the issuance of the 7.50% Senior Notes and the Amendment, we incurred deferred financing costs of $7 million, of which $2 million related to the Term Loan, $2 million to the Revolving Credit Facility and $3 million related to the 7.50% Senior Notes. The 7.50% Senior Notes were issued at par. Debt discount and deferred financing fees are being amortized using the effective interest method over the terms of the Term Loan, the 5.75% Senior Notes, the 7.50% Senior Notes and the Revolving Credit Facility.

10. INCOME TAXES

Domestic and foreign income (loss) before income taxes were as follows (in millions):

	Year Ended December 31,
	2017	2016	2015
Domestic	$(23)	$(104)	$(855)
Foreign	(12)	23	(47)

Total	$(35)	$(81)	$(902)

The significant components of our Income tax provision (benefit) were as follows (in millions):

	Year Ended December 31,
	2017	2016	2015
Federal
Current	$11	$—	$(38)
Deferred	(68)	(30)	17
Foreign
Current(a)	2	2	2
Deferred	2	(1)	(2)
State and Local
Current	—	3	(3)
Deferred	6	(7)	3

Total(b)	$(47)	$(33)	$(21)

(a)	Foreign withholding taxes were insignificant for the years ended December 31, 2017, 2016 and 2015.
(b)	Excludes excess tax benefits from equity awards allocated directly to contributed capital which were insignificant in 2017, 2016 and 2015.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The differences between our actual effective tax rate and the statutory U.S. Federal income tax rate of 35% were as set forth below (in millions):

	Year Ended December 31,
	2017	2016	2015
Taxes on income at U.S. federal statutory rate	$(12)	$(28)	$(316)
State and local taxes, net of federal tax effects	4	(3)	(1)
Sale of subsidiaries	(44)	—	(14)
Goodwill impairment	6	—	306
Tax law change	(75)	—	(1)
Change in valuation allowance (excluding impact of rate change)	54	6	1
Effect of foreign operations	1	(12)	6
Tax reserves and interest	10	2	(2)
Non-deductible transaction costs	7	—	—
Non-deductible meals and entertainment	2	2	2
Equity-based compensation	—	3	—
Other	—	(3)	(2)

Total	$(47)	$(33)	$(21)

In the fourth quarter of 2017, the United States Federal government enacted the Tax Cut and Jobs Act (“The Act”), which represents the most significant change to the Internal Revenue Code in more than 30 years. From a corporate tax perspective, it provides a significant reduction in the corporate tax rate from 35% to 21%, reforms the U.S. taxation of international transactions and businesses, and eliminates certain business tax deductions. Additionally, the SEC issued Staff Accounting Bulletin 118 (“SAB 118”), which addresses the considerations of a registrant related to the enactment of the Act in applying ASC 740 to this legislative change. Specifically, SAB 118 was issued to address situations where the accounting under ASC 740 is incomplete for certain income tax effects of The Act upon issuance of an entity’s financial statements for the reporting period in which The Act was enacted.

Our accounting for the following elements of The Act is incomplete. However, we were able to make reasonable estimates of certain effects and, therefore, recorded provision adjustments as follows:

Reduction of the US Federal Corporate Tax Rate: The Act reduces the corporate tax rate to 21%, effective January 1, 2018. Consequently, we have recorded a provisional reduction in our net deferred tax liability balance of $75 million, with a corresponding credit to income tax expense for the year ended December 31, 2017. While we are able to make a reasonable estimate of the impact of the reduction in corporate tax rate, it may be affected by other factors related to The Act.

Deemed Repatriation Transition Tax: The Deemed Repatriation Transition Tax (“Transition Tax”) is a tax on previously untaxed accumulated and current earnings and profits (“E&P”) of certain of our foreign subsidiaries. To determine the amount of Transition Tax, we must determine, in addition to other factors, the amount of post-1986 E&P of the relevant subsidiaries, as well as the amount of non-U.S. income taxes paid on such earnings. Due to the fact that we have a negative E&P balance at both measurement dates, the company will not have a Transition Tax liability.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Executive Compensation: Given the uncertainty and lack of guidance related to certain changes to the rules in determining whether certain executive compensation is deductible, the company has recorded provisional amounts related to the changes in the Act.

Application of the Global Intangible Low Taxed Income (“GILTI”) rules. Because of the complexity of the new GILTI rules, we are continuing to evaluate this provision of The Act and the application of ASC 740. Under U.S. GAAP, we are allowed to make an accounting policy election of either (1) treating taxes due on future US inclusions in taxable income related to GILTI as a current period expense when incurred (the “period cost method”) or (2) factor such amounts into a company’s measurement of its deferred taxes (the “deferred method”). Our selection of an accounting policy with respect to the new GILTI tax rules will depend, in part, on analyzing our global income to determine whether we expect to have future U.S. inclusions in taxable income related to GILTI and, if so, what the impact is expected to be. Given this complexity, we have not made any adjustments related to a potential GILTI tax in our financial statements and have not made a policy decision regarding whether to record deferred taxes on GILTI.

On October 13, 2016, the Treasury Department and Internal Revenue Service issued final and temporary regulations addressing whether certain instruments between related parties are treated as debt or equity, as well as, required documentation. The Company completed its evaluation of the impact of these new regulations and has concluded that they will not have a material impact on our operations or tax positions.

In the fourth quarter of 2015, the United Kingdom enacted changes to its corporation tax rate, reducing it to 19% beginning April 1, 2017 and to 18% beginning April 1, 2018. While this does not have an impact on our current tax rate, the application of these new rates to existing deferred tax balances resulted in a tax benefit of $2 million recorded in the fourth quarter of 2015. In the third quarter of 2016, the United Kingdom enacted changes to its corporation tax rate, further reducing it to 17% beginning April 1, 2020. This did not have a material impact to our existing deferred tax balances.

Significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2017	2016
Deferred tax assets
Tax attribute carryforwards	$77	$31
Accruals and reserves	19	37
Employee compensation	17	38
Deferred rent	40	56
Other	12	17
Valuation allowances	(57)	(19)

Total deferred tax assets	$108	$160

Deferred tax liabilities
Intangibles and goodwill	$177	$286
Depreciation	43	65
Unbilled revenue	16	—

Total deferred tax liabilities	236	351

Net deferred tax liabilities	$128	$191

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

We have recorded valuation allowances for certain tax attribute carryforwards and other deferred tax assets due to uncertainty that exists regarding future realizability. The tax attribute carryforwards at December 31, 2017 consist of $4 million of tax credits, $156 million of capital losses, and $292 million of net operating losses that expire in varying amounts from 2018 to 2036. The tax attribute carryforwards at December 31, 2016 consist of $1 million of tax credits and $238 million of net operating losses that expire in varying amounts from 2017 through 2035. If, in the future, we believe that it is more likely than not that these deferred tax benefits will be realized, the reversal of the valuation allowances will be recognized in the Statements of Operations.

U.S. income and foreign withholding taxes have not been recorded on permanently reinvested earnings of foreign subsidiaries aggregating approximately $8 million and $395 million at December 31, 2017 and 2016, respectively. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. Determination of the amount of unrecognized deferred U.S. federal income tax liability with respect to such earnings is not practicable.

Accounting for Uncertainty in Income Taxes

We recognize income tax benefits for tax positions determined more likely than not to be sustained upon examination, based on the technical merits of the positions.

Changes in our uncertain income tax positions, excluding the related accrual for interest and penalties, from January 1 through December 31 are set forth below (in millions):

	Year Ended December 31,
	2017	2016	2015
Balance, beginning of the period	$32	$35	$37
Additions for prior year tax positions	5	3	—
Additions for current year tax positions	1	1	1
Reductions for prior year tax positions	(3)	(7)	(3)

Balance, end of the period	$35	$32	$35

Should our position with respect to these uncertain tax positions be upheld, the significant majority of the effect would be recorded in the Statements of Operations as part of the Income tax provision (benefit).

During the year ended December 31, 2017, we recorded an increase to interest reserves through the Statements of Operations of approximately $4 million. During the year ended December 31, 2016, we recorded an increase to interest reserves through the Statements of Operations of approximately $2 million. During the year ended December 31, 2015, we recorded a decrease to interest reserves through the Statements of Operations of approximately $2 million. The amount accrued for interest and penalties as of December 31, 2017, 2016 and 2015 was $12 million, $9 million and $7 million, respectively. Our policy is to recognize interest and penalties accrued on uncertain tax positions as part of income tax expense.

Net reserves for uncertain tax positions, including applicable accrued interest, are included within Other noncurrent liabilities on the accompanying Balance Sheets.

In our judgment, uncertainties related to certain tax matters are reasonably possible of being resolved during the next 12 months. The effect of the resolutions of these matters, a portion of which could vary based on the final terms and timing of actual settlements with taxing authorities, is estimated to be a reduction of recorded unrecognized tax benefits ranging from nil to $12 million, which would lower our effective tax rate.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For periods prior to the Spin-Off, Time Warner has filed income tax returns in the United States and various state and local and foreign jurisdictions on our behalf. The Internal Revenue Service (“IRS”) is currently conducting an examination of Time Warner’s U.S. income tax returns for the 2008 through 2014 period.

As of December 31, 2017, our tax years that remain subject to examination by significant jurisdiction are as follows:

U.S. Federal	2008 through the current period
United Kingdom	2016 through the current period
New York State	2014 Post-Spin through the current period
New York City	2012 through the current period
California	2014 Post-Spin through the current period

Tax Matters Agreement

In connection with the Spin-Off, we entered into a Tax Matters Agreement with Time Warner that governs the rights, responsibilities and obligations of Time Warner and us after the Spin-Off with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests). As a member of Time Warner’s consolidated U.S. federal income tax group, we have (and will continue to have following the Spin-Off) joint and several liability with Time Warner to the IRS for the consolidated U.S. federal income taxes of the Time Warner group relating to taxable periods in which we were part of the group.

With respect to taxes other than those incurred in connection with the Spin-Off , the Tax Matters Agreement provides that we will indemnify Time Warner for (1) any taxes of Time Inc. and its subsidiaries for all periods after the Distribution and (2) any taxes of the Time Warner group for periods prior to the Distribution to the extent attributable to Time Inc. or its subsidiaries. For purposes of the indemnification described in clause (2), however, we will generally be required to indemnify Time Warner only for any such taxes that are paid in connection with a tax return filed after the Distribution or that result from an adjustment made to such taxes after the Distribution. In these cases, our indemnification obligations generally would be computed based on the amount by which the tax liability of the Time Warner group is greater than it would have been absent our inclusion in its tax returns (or absent the applicable adjustment). We and Time Warner will generally have joint control over tax authority audits or other tax proceeding related to Time Inc. specific tax matters.

11. STOCKHOLDERS’ EQUITY AND NONCONTROLLING INTERESTS

Authorized Capital Stock

Our authorized capital stock consists of 400 million shares of common stock, par value $0.01 per share, and 40 million shares of preferred stock, par value $0.01 per share. The Merger closed on January 31, 2018. As a result of the closing of the Merger, the Purchaser acquired any and all issued and outstanding shares of common stock of the Company in exchange for the right to receive $18.50 in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

Common Stock

Shares Outstanding: On the Distribution Date, Time Warner completed the Spin-Off by way of a pro rata dividend of Time Inc. shares held by Time Warner to its stockholders as of May 23, 2014 based on a distribution ratio of one share of Time Inc. common stock for every eight shares of Time Warner common stock held (the “Distribution”). Immediately following the Distribution, we had approximately 108.94 million shares of common stock issued and outstanding.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Dividends: Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding. The timing, declaration, amount and payment of future dividends are dependent on our financial condition, earnings, the capital requirements of our business, covenants associated with debt obligations and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors deemed relevant by our Board of Directors. Our Board of Directors will make all decisions regarding our payment of dividends from time to time in accordance with applicable law. For the year ended December 31, 2017, we made dividend payments of $31 million.

Voting Rights: The holders of our common stock are entitled to vote only in the circumstances set forth in our Amended and Restated Certificate of Incorporation. The holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Other Rights: Subject to the preferential liquidation rights of any preferred stock that may be outstanding, upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in those assets legally available for distribution to our stockholders.

The holders of our common stock do not have preemptive rights or preferential rights to subscribe for shares of our capital stock.

Preferred Stock

Without any further vote or action by the stockholders, our Board of Directors may designate and issue from time to time up to 40 million shares of preferred stock in one or more series. Our Board of Directors may determine and fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualification, limitation or restriction, applicable to the shares of such series.

Stock Repurchases

In November 2015, our Board of Directors authorized share repurchases of our common stock of up to $300 million. There were no share repurchases of our common stock during the year ended December 31, 2017. During the year ended December 31, 2016, we repurchased 7.72 million shares of our common stock for a weighted average price of $14.76 per common share.

On November 9, 2017, our Board of Directors declared a dividend of $0.04 per common share to stockholders of record as of the close of business on November 30, 2017. A total of $4 million was paid on December 15, 2017 with respect to the dividend declared on November 9, 2017. On August 8, 2017, our Board of Directors declared a dividend of $0.04 per common share to stockholders of record as of the close of business on August 31, 2017, payable on September 15, 2017. A total of $4 million was paid on September 15, 2017 with respect to the dividend declared on August 8, 2017. On May 10, 2017, following a comprehensive review of Time Inc.’s capital allocation, capital structure and operating plan, the Time Inc. Board of Directors declared a quarterly dividend of $0.04 per common share to stockholders of record as of the close of business on May 31, 2017. A total of $4 million was paid on June 15, 2017 with respect to the dividend declared on May 10, 2017. On February 16, 2017, our Board of Directors declared a quarterly dividend of $0.19 per common share to stockholders of record as of the close of business on February 28, 2017. A total of $19 million was paid on March 15, 2017 with respect to the dividend declared on February 16, 2017.

Redeemable Noncontrolling Interests

Redeemable noncontrolling interests on our Balance Sheets relate to noncontrolling interests of certain consolidated entities whereby equity interests, in the form of common units, have been granted to key employees of these entities, subject to vesting and forfeiture provisions. In conjunction with the issuance of these common units, the Company entered into put and call arrangements whereby such employees have a right to put their shares to us and require us to buy their interests at their fair values, per the provisions of the operating agreements. The put and call

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

arrangements are accounted for as equity instruments, as the employees are subject to the risks and rewards associated with share ownership for a reasonable period of time. We retain rights to call these interests over time, in each case subject to the satisfaction of certain conditions. The fair value of the common units is being recognized as equity-based compensation expense over the vesting period of 4 years from the date of grant.

Upon vesting, the portion of the redemption value associated with the completed service period was recorded to redeemable noncontrolling interests. As these common units are redeemable at the option of the holder and are not contingent upon an event not in control of the holder, redemption is determined to be probable. If the common units are not redeemed, the redemption value will be remeasured through Redeemable noncontrolling interest at each reporting date. Redeemable noncontrolling interests are classified within the mezzanine section on our Balance Sheets. Net income or loss of the noncontrolling interest entity is attributed to the parent and the noncontrolling interest entity on the Statement of Operations in accordance with the terms of the operating agreements.

Comprehensive Income (Loss)

Comprehensive income (loss) is reported in the Statements of Comprehensive Income (Loss) and consists of Net income (loss) and other gains and losses affecting Stockholders’ equity that, under GAAP, are excluded from Net income (loss). Such items consist primarily of foreign currency translation gains (losses) and changes in pension benefit plan obligations.

The following summary sets forth the activity within Other comprehensive income (loss) for the years ended December 31, 2017, 2016 and 2015 (in millions):

	Year Ended December 31, 2017
	Pre-tax	Tax (Provision) Benefit	Net of Tax
Unrealized foreign currency translation gains (losses)	$39	$—	$39
Unrealized gains (losses) on pension benefit obligations	(3)	1	(2)
Reclassification adjustment for (gains) losses on pension benefit obligations realized in Net income (loss) attributable to Time Inc.(b)	4	(1)	3

Other comprehensive income (loss)	$40	$—	$40

	Year Ended December 31, 2016
	Pre-tax	Tax (Provision) Benefit	Net of Tax
Unrealized foreign currency translation gains (losses)	$(75)	$—	$(75)
Unrealized gains (losses) on pension benefit obligations	(94)	15	(79)
Reclassification adjustment for (gains) losses on pension benefit obligations realized in Net income (loss) attributable to Time Inc.(b)	4	(1)	3

Other comprehensive income (loss)	$(165)	$14	$(151)

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2015
	Pre-tax	Tax (Provision) Benefit	Net of Tax
Unrealized foreign currency translation gains (losses)	$(36)	$—	$(36)
Reclassification adjustment for (gains) losses on foreign currency realized in Net income (loss)(a)	1	—	1
Unrealized gains (losses) on pension benefit obligations	(33)	5	(28)
Reclassification adjustment for (gains) losses on pension benefit obligations realized in Net income (loss) attributable to Time Inc.(b)	9	(3)	6

Other comprehensive income (loss)	$(59)	$2	$(57)

(a)	Foreign currency reclassification adjustments were the result of the sale of our UK based joint venture in 2015.
(b)	Included within Selling, general and administrative expenses on the accompanying Statements of Operations.

The following summary sets forth the components of Accumulated other comprehensive loss, net of tax (in millions):

	December 31,
	2017	2016
Foreign currency translation gains (losses)	$(96)	$(135)
Net benefit obligation	(241)	(242)

Accumulated other comprehensive loss, net	$(337)	$(377)

12. NET INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per common share is calculated by dividing Net income (loss) attributable to Time Inc. common stockholders by the Weighted average basic common shares outstanding. Diluted net income (loss) per common share is similarly calculated, except that the calculation includes the dilutive effect of the assumed issuance of common shares issuable under equity-based compensation plans in accordance with the treasury stock method, except where the inclusion of such common shares would have an anti-dilutive impact. The determination and reporting of net income (loss) per common share requires the inclusion of certain of our time-based restricted stock units (“RSUs”) where such securities have the right to share in dividends, if declared, equally with common stockholders.

The determination and reporting of net income (loss) per common share requires the inclusion of certain of our time-based RSUs where such securities have the right to share in dividends, if declared, equally with common stockholders. During periods in which we generate net income, such participating securities have the effect of diluting both basic and diluted net income (loss) per share. During periods of net loss, no effect is given to participating securities, since they do not share in the losses of the Company. For each of the years ended December 31, 2016 and 2015, such participating securities had no impact on our basic and diluted net income (loss) per common share calculation as we were in a net loss position.

Performance share units (“PSUs”), outperformance plan units (“OPPs”) and performance stock options are included in the calculation of diluted net income (loss) per common share prior to the vesting date based on the number of potential shares that would be issuable under the terms of the agreement if the end of the reporting period were the end of the vesting period, assuming the result would be dilutive.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2017, 2016 and 2015, Basic and Diluted net income (loss) per common share were as follows (in millions, except per share amounts):

	Year Ended December 31,
	2017			2016			2015
	Net income (loss)	Shares	Per Share Amount	Net income (loss)	Shares	Per Share Amount	Net income (loss)	Shares	Per Share Amount
Basic net income (loss) per common share
Net income (loss)	$12.45			$(48.19)			$(881.00)
Less net income associated with participating securities	—			—			—

Basic net income (loss) per common share	$12.45	99.96	$0.12	$(48.19)	99.20	$(0.49)	$(881.00)	105.94	$(8.32)

Diluted net income (loss) per common share
Net income (loss)	$12.45			$(48.19)			$(881.00)
Less net income associated with participating securities	(0.02)			—			—
Effect of dilutive securities	—	0.83		—	—		—	—

Diluted net income (loss) per common share	$12.43	100.79	$0.12	$(48.19)	99.20	$(0.49)	$(881.00)	105.94	$(8.32)

In periods of income, the computation of Diluted net income (loss) per common share excludes certain equity awards because they are anti-dilutive. However, in periods of loss, all equity awards are excluded, as the inclusion of any equity awards would be anti-dilutive. Such equity awards are as set forth below (in millions):

	Year Ended December 31,
	2017	2016	2015
Anti-dilutive equity awards	7	8	6

13. EQUITY-BASED COMPENSATION

The Company adopted the 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”) in June 2016, which replaced and superseded its 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”). The Company grants stock options, RSUs and performance stock units (“PSUs”) under its 2016 Omnibus Plan. Awards granted under the 2014 Omnibus Plan remain in effect pursuant to their terms. Approximately 1 million Time Inc. stock options were exercised during the year ended December 31, 2017. There were no Time Inc. stock options exercised during the years ended December 31, 2016 and 2015. Approximately 1 million RSUs vested into common shares during the years ended December 31, 2017, 2016 and 2015.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As a result of the Merger, the effect of a change in control on RSUs thereunder caused outstanding and unvested units to be converted into a restricted stock unit settled in Meredith common stock, on the same terms and conditions (including applicable vesting requirements) as applied to each RSU immediately prior to the change in control. The effect of a change in control on stock options caused vested but unexercised options to be canceled and converted into the right to receive an amount of cash equal to the product of the total number of stock options multiplied by the excess, if any, of the Merger Consideration (as defined in the Merger Agreement) over the exercise price of the stock options. Each stock option that was unvested immediately prior to the change in control was assumed by Meredith on the same terms and conditions (including applicable vesting requirements) as applied to each stock option immediately prior to the Change in Control. Out-of-the money options were canceled and not replaced.

On July 24, 2017, the Company awarded performance stock options (“Performance options”) under the 2016 Omnibus Plan to each of its executive officers, with the exception of our President and CEO. The number of Performance options eligible to vest is determined based upon the Company’s achievement, by December 31, 2017, of four operational performance goals, weighted 25% each, based on milestones related to (1) cost re-engineering, (2) digital growth acceleration through content partnerships, (3) digital growth acceleration through direct sales, and (4) portfolio rationalization. To the extent a milestone has not been achieved by December 31, 2017 (which determination shall be made in the quarter ended March 31, 2018), 25% of the Performance options granted are forfeited. Thereafter, 50% of the Performance options that remain outstanding will vest on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date. The Performance options have an exercise price equal to the fair market value of our common stock on the grant date. The expense related to Performance options is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The grant-date fair value of each Performance option is determined on the date of grant using the Black-Scholes option-pricing model. Performance options expire on the third anniversary of the grant date. On January 8, 2018, the Compensation Committee certified achievement of performance of the milestones and also approved the acceleration of the time vesting of the Performance options subject to the closing of the Merger.

On February 13, 2017, the Company adopted a long-term incentive compensation plan (“2017 Performance Stock Unit Plan”) pursuant to which PSUs were awarded under the 2016 Omnibus Plan.

The 2017 Performance Stock Unit Plan is designed to incentivize and reward executive officers for effecting the successful transformation of our business, as measured by two performance-based vesting conditions, weighted 50% each. The number of units that will vest into common shares is determined based on the Company’s 2018 financial performance. Achievement of the financial performance and payouts are interpolated between 50% and 200% with the target performance established at a 100% payout.

Each PSU represents the unfunded, unsecured right to receive one share of our common stock on the vesting date but carries no voting or dividend rights. The number of PSUs eligible to vest is determined by evaluation of the two performance-based vesting conditions on or before the second anniversary of the grant. Vesting occurs on a graded-vesting schedule, with 50% of the units vesting on the date the compensation committee of the Company certifies the vesting conditions and the remaining 50% vesting one year later. The expense related to these PSUs is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. The fair value and compensation expense of each PSU is determined based on the closing market price of Time Inc.’s common stock on the NYSE Composite Tape on the date of grant discounted to exclude the estimated dividend yield during the vesting period.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As a result of the Merger, the PSUs will be deemed earned assuming achievement of performance at target and converted to a time-vested restricted stock unit settled in Meredith common stock, on the same terms and conditions. Under the terms of the PSUs, 50% of the award would vest on the second anniversary of the grant date (February 13, 2019) and the remaining 50% would vest on the third anniversary of the grant date (February 13, 2020). On January 8, 2018, the Compensation Committee approved the acceleration of the time vesting of the PSUs subject to the closing of the Merger.

On February 8, 2016, the Company adopted the Outperformance Plan pursuant to which OPPs were awarded under the 2014 Omnibus Incentive Compensation Plan.

The Outperformance Plan is designed to incentivize and reward executive officers and a small number of key senior executives for effecting the successful transformation of our business, as measured by the growth in our stock price over the performance period. Stock price performance under the Outperformance Plan is measured as the average closing price of our common stock between February 15, 2018 and March 15, 2018. Threshold performance level was established at $17 per share, representing a stock price increase of approximately 18% from the February 8, 2016 grant date stock price of $14.38, and target performance level was established at $20 per share. There is no payout at $17, but achievement and payouts are interpolated between 0% and 100% for performance between $17 and $20. The maximum performance level was established at $26 per share. Threshold for performance for the December 12, 2016 grant (which was issued under the 2016 Omnibus Incentive Compensation Plan) was increased to $18.50 but the payouts, target and maximum shares earned remain the same.

Each OPP represents the unfunded, unsecured right to receive one share of our common stock on the vesting date but carries no voting or dividend rights. The number of OPPs eligible to vest is determined by evaluation of the average closing share price of each trading day between February 15 and March 15, 2018. Vesting occurs on the date the Compensation Committee of the Company certifies the stock price performance. OPPs generally are eligible to vest (based on the stock price certified at the end of the performance period) on a pro rata basis if an employee terminates before the end of the performance period due to death or disability. Non-vested OPPs are generally forfeited upon termination for any other reason. The expense related to these OPPs is recognized on a straight-line basis over the performance period based on the grant date fair value. The fair value and compensation expense of each OPP is determined on date of grant by using the Monte Carlo valuation model. Total unrecognized compensation cost related to unvested Time Inc. OPPs as of December 31, 2017, without taking into account expected forfeitures, was $1 million and was expected to be recognized over a weighted-average period of approximately 0.25 years.

As a result of the Merger, the effect of a change in control on OPPs thereunder caused outstanding and unvested OPPs to be deemed earned based on the Merger Consideration as contemplated by the terms of the Outperformance Plan and become fully vested and converted into the right to receive an amount of cash equal to the total number of OPPs multiplied by the Merger Consideration. Each OPP that remained unvested at the time of the change in control was canceled.

The table below summarizes the weighted-average assumptions used to value Time Inc. stock options at their grant date:

	Year Ended December 31,
	2017	2016	2015
Expected volatility	N/A	27.89%	27.64%
Expected term to exercise from grant date (in years)	N/A	5.16	5.24
Risk-free rate	N/A	1.33%	1.67%
Expected dividend yield	N/A	5.16%	3.21%
Weighted average grant date fair value per option	N/A	$2.06	$4.49

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following tables summarize stock option activity for 2017 and 2016:

	Year Ended December 31, 2017
	Number of options (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2016	6,273	$17.50
Exercised	(928)	14.38
Forfeited or expired	(499)	19.98

Outstanding as of December 31, 2017	4,846	$17.85	7.43	$11,785

Exercisable as of December 31, 2017	2,413	$20.26	6.48	$3,274
Expected to vest as of December 31, 2017	2,013	$15.46	8.36	$7,019

	Year Ended December 31, 2016
	Number of options (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2015	2,794	$23.37
Granted	4,447	14.41
Forfeited or expired	(968)	20.23

Outstanding as of December 31, 2016	6,273	$17.50	8.80	$13,974

Exercisable as of December 31, 2016	978	$23.00	7.36	$—
Expected to vest as of December 31, 2016	4,366	$16.54	9.04	$11,435

Total unrecognized compensation cost related to unvested Time Inc. stock options as of December 31, 2017, without taking into account expected forfeitures, was $3 million and is expected to be recognized over a weighted-average period between one and two years.

We received $12 million related to the exercise of stock options and realized a related tax benefit of $1 million.

The following tables summarize RSU activity for 2017 and 2016:

	Year Ended December 31, 2017
	Number of Shares/Units (in thousands)	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value (in thousands)
Unvested as of December 31, 2016	3,136	$16.46
Granted	1,267	17.15
Vested	(1,044)	16.94
Forfeited	(687)	16.70

Unvested as of December 31, 2017(a)	2,672	$16.54	$49,289

Expected to vest as of December 31, 2017	1,935	$16.36	$35,707

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2016
	Number of Shares/Units (in thousands)	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value (in thousands)
Unvested as of December 31, 2015	3,057	$22.25
Granted	2,432	12.90
Vested	(1,355)	22.50
Forfeited	(998)	17.28

Unvested as of December 31, 2016(a)	3,136	$16.46	$55,977

Expected to vest as of December 31, 2016	2,567	$16.47	$45,820

(a)	The weighted average contractual life of unvested RSUs at both December 31, 2017 and 2016 was one year.

Total unrecognized compensation cost related to unvested Time Inc. RSUs as of December 31, 2017, without taking into account expected forfeitures, was $26 million and is expected to be recognized over a weighted-average period between one and two years.

The following table sets forth the total intrinsic value of Time Inc. RSUs that vested during the years ended December 31, 2017, 2016 and 2015 (in millions):

	Year ended December 31,
	2017	2016	2015
RSUs	$18	$20	$31

The following table summarizes OPP activity for 2017 and 2016:

	Year Ended December 31, 2017
	Number of Shares/Units (in thousands)	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value (in thousands)
Unvested as of December 31, 2016	739	$8.84
Forfeited	(125)	8.12

Unvested as of December 31, 2017(a)	614	$8.98	$11,322

Expected to vest as of December 31, 2017	602	$8.98	$11,106

	Year Ended December 31, 2016
	Number of Shares/Units (in thousands)	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value (in thousands)
Unvested as of December 31, 2015	—	$—
Granted	921	8.70
Forfeited	(182)	8.12

Unvested as of December 31, 2016(a)	739	$8.84	$13,185

Expected to vest as of December 31, 2016	606	$8.88	$10,823

(a)	The weighted average contractual life of unvested OPPs as of December 31, 2017 was less than one year and as of December 31, 2016 was one year.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Compensation expense recognized for our equity-based awards for the years ended December 31, 2017, 2016 and 2015 was as follows (in millions):

	Year Ended December 31,
	2017	2016	2015
RSUs	$16	$19	$30
Outperformance Plan	3	—	—
Stock options	3	5	4
Other	2	—	—

Total expense included in Operating income (loss)	$24	$24	$34

Income tax benefit recognized	$4	$9	$7

(a)	Compensation expense recognized within Costs of revenues were $4 million, $3 million, and $4 million for the years ended December 31, 2017, 2016 and 2015, respectively. Compensation expense recognized within Selling, general and administrative expenses were $20 million , $21 million and $30 million for the years ended December 31, 2017, 2016 and 2015, respectively.

14. BENEFIT PLANS

Defined Benefit Pension Plans

We participate in various funded and unfunded defined benefit plans, including international plans in the United Kingdom, Netherlands and Germany. Pension benefits under these plans are based on formulas that reflect the employees’ years of service and compensation during their employment period.

On October 19, 2015, we entered into a deed of guarantee (the “2015 Pension Support Agreement”) with IPC Media Pension Trustee Limited, the trustee of the IPC Media Pension Scheme, a defined benefit pension plan for certain of our current and former U.K. employees that is closed to new participants (the “IPC Plan”) effective upon the closing of the sale of the Blue Fin Building (or of IPC Magazines Group Limited, the subsidiary that owned the building) (the “Sale Closing”). The 2015 Pension Support Agreement replaced Time Inc. UK’s and IPC Magazines Group Limited’s then-existing agreement with the trustee of the IPC Media Pension Scheme (the “2014 Pension Support Agreement”), which was entered into in connection with the Spin-Off and, among other things, included certain restrictions on the use of the proceeds of any sale of the Blue Fin Building and required ongoing funding of the IPC Plan at the rate of £11 million per year. Pursuant to the 2015 Pension Support Agreement, we were no longer subject to any restrictions on such use of proceeds but agreed to make the following cash contributions to the IPC Plan: (1) £50 million ($75 million on payment date in November 2015) to be contributed within 30 days of a Sale Closing; (2) £11 million to be contributed annually until the sixth anniversary of the Sale Closing; (3) contributions on the sixth, seventh and eighth anniversaries of the Sale Closing calculated so as to eliminate the “self-sufficiency deficit,” if any, of the IPC Plan as of the eighth anniversary of the Sale Closing, determined assuming that the discount rate on the IPC Plan’s liabilities would be equivalent to 0.5% in excess of the then-prevailing rate on bonds issued by the U.K. Government (“gilts”); and (4) contributions between the eighth and fifteenth anniversaries of the Sale Closing calculated so as to eliminate the “risk-free self-sufficiency deficit,” if any, of the IPC Plan as of the fifteenth anniversary of the Sale Closing, determined assuming that the discount rate on the plan’s liabilities would be equivalent to the then-prevailing gilts rate. The “self-sufficiency deficit” is an estimate based on agreed-upon actuarial assumptions of the amount of a hypothetical one-time contribution that would provide high levels of assurance that the IPC Plan could fund all future benefit obligations as they come due with no further contributions using a discount rate that is 50 basis points higher than the expected return on gilts. The “risk-free self-sufficiency basis” uses a discount rate that is the same as the expected return on gilts. The “self-sufficiency deficit” and the “risk-free self-sufficiency basis” are subject to significant variation over time based on changes in actuarial assumptions such as interest rates, investment returns and other factors.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The 2015 Pension Support Agreement provides that Time Inc. will guarantee all of Time Inc. UK’s obligations under the IPC Plan and the 2015 Pension Support Agreement, including the above-described payment obligations, as well as the obligation to fund the IPC Plan’s “buyout deficit” (i.e., the amount that would be needed to purchase annuities to discharge the benefits under the plan) under certain circumstances. Specifically, Time Inc. would be required to deposit the buyout deficit into escrow or provide a surety bond or other suitable credit support if we were to experience a drop in our credit ratings to certain stipulated levels or if our debt in excess of $50 million were not to be paid when due or were to come due prior to its stated maturity as a result of a default (a “Major Debt Acceleration”), which could have a material adverse effect on our business, financial condition and results of operations. We would be permitted to recoup the escrowed funds under certain circumstances after a recovery in our credit ratings. However, if the Company or Time Inc. UK were to become insolvent, or if a Major Debt Acceleration were to occur (without being promptly cured and accompanied by a recovery in the Company’s credit ratings), any escrowed funds would be immediately contributed into the IPC Plan and we would be obligated to immediately contribute into the IPC Plan any shortfall in the buyout deficit amount.

On February 23, 2018, the Company entered into an agreement to sell Time Inc. UK. The sale is expected to close in March 2018. In connection with the sale of Time Inc. UK , a new agreement was reached among the IPC Plan Trustee, Time Inc., Time Inc. UK and IPC.

Our Board of Directors adopted the Time Inc. Excess Benefit Pension Plan for the accrued benefits of any employee who was actively employed by us on or after January 1, 2014 or who was receiving salary continuation or separation pay benefits from us on or after December 31, 2013. The Time Inc. Excess Benefit Pension Plan was terminated and $22 million was paid in 2015 in respect of the settlement of our obligations under the plan. Accordingly, benefit obligations decreased with a corresponding decrease in unrecognized actuarial loss included within Accumulated other comprehensive loss, net on the Balance Sheets for the year ended December 31, 2015. A pre-tax loss of $6 million related to the settlement of these obligations was recognized within the Statements of Operations during the year ended December 31, 2015.

A summary of activity for substantially all of Time Inc.’s defined benefit pension plans utilizing a measurement date of December 31, 2017 and 2016 is as follows (in millions):

Benefit Obligation

	International
	December 31,
	2017	2016
Change in benefit obligation:
Projected benefit obligation, beginning of year	$773	$693
Service cost	1	—
Interest cost	19	21
Actuarial (gain) loss	15	214
Benefits paid	(15)	(22)
Settlements and curtailments	(34)	—
Plan amendments	(4)	—
Foreign currency exchange rates	79	(133)

Projected benefit obligation, end of year	$834	$773

Accumulated benefit obligation, end of year	$820	$761

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Plan Assets

	International
	December 31,
	2017	2016
Change in plan assets:
Fair value of plan assets, beginning of year	$729	$757
Actual return on plan assets	70	115
Employer contributions	15	15
Benefits paid	(15)	(22)
Settlements	(33)	—
Foreign currency exchange rates	78	(136)

Fair value of plan assets, end of year	$844	$729

Decreases in high quality corporate bond yields during 2017 caused decreases in the discount rates used to measure the projected benefit obligations of our pension plans, and together with slight increases in UK inflationary expectations led to actuarial losses in 2017. These losses were partially offset by actuarial gains from adopting the latest mortality tables in the UK. Strong asset returns during 2017 combined with employer funding led to a significant improvement in the financial position of our plans, moving them from a net underfunded position at the start of the year to a net overfunded position at December 31, 2017.

Funded Status

	International
	December 31,
	2017	2016
Funded status	$10	$(44)

Accumulated Benefit Obligation

	International Pension Benefits
	Funded Plans		Unfunded Plans		Total Plans
	December 31,		December 31,		December 31,
	2017	2016	2017	2016	2017	2016
Accumulated benefit obligation	$809	$750	$11	$11	$820	$761

Projected benefit obligation	$823	$762	$11	$11	$834	$773
Fair value of plan assets	844	729	—	—	844	729

Funded Status	$21	$(33)	$(11)	$(11)	$10	$(44)

As of December 31, 2017 and 2016, amounts included in Accumulated other comprehensive loss, net relating to benefit obligations were $310 million and $311 million, respectively, ($241 million and $242 million net of tax, respectively) consisting primarily of net actuarial losses.

Certain defined benefit pension plans have projected benefit obligations and accumulated benefit obligations in excess of their plan assets. As of December 31, 2017 and 2016, the projected benefit obligations for unfunded plans were $11 million, and the accumulated benefit obligations for unfunded plans were $11 million.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Components of Net Periodic Benefit Cost (Income)

Components of net periodic benefit cost (income) for the years ended December 31, 2017, 2016 and 2015 were as follows (in millions):

	Domestic			International			Total
	December 31,			December 31,			December 31,
	2017	2016	2015	2017	2016	2015	2017	2016	2015
Service cost	N/A	N/A	$—	$1	$—	$—	$1	$—	$—
Interest cost	N/A	N/A	—	19	21	26	19	21	26
Expected return on plan assets	N/A	N/A	—	(48)	(44)	(45)	(48)	(44)	(45)
Amortization of net loss	N/A	N/A	—	7	4	3	7	4	3
Settlement and curtailment (a)	N/A	N/A	6	12	—	—	12	—	6

Net periodic benefit cost (income)	N/A	N/A	$6	$(9)	$(19)	$(16)	$(9)	$(19)	$(10)

(a)	Settlement loss relates to the enhanced transfer value exercise for the IPC Plan for the year ended December 31, 2017.
N/A	- Not applicable as the Time Inc. Excess Benefit Pension Plan was terminated in 2015.

We are in the midst of a liability management exercise for the IPC Plan. The first tranche is an enhanced transfer value exercise, where pensioners were offered an one-time lump sum transfer payment to extinguish their liability from the pension plan. The enhanced transfer value exercise was carried out in the last quarter of 2017, with the majority of payments made in 2017. With this settlement event, previously unrecognized losses of approximately $12 million were recognized and reduced the net period benefit income for the year ended December 31, 2017.

Unrecognized Benefit Cost

The items reflected in Accumulated other comprehensive loss, net on the Balance Sheets and not yet recognized as a component of net periodic benefit cost are (in millions):

	International
	Year Ended December 31,
	2017	2016
Unrecognized actuarial loss	$314	$311
Unrecognized prior service credit	(4)	—

Total(a)	$310	$311

(a)	The amount expected to be recognized in net periodic benefit cost (credit) in 2018 is approximately a $17 million provision.

During the year ended December 31, 2017, the Company carried out a pension increase exchange for the IPC Plan, where pensioners are given the choice to swap some or all of their pension increases for a one-time increase to their pension payment. This resulted in the recognition of a prior service credit of $4 million.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Other Comprehensive Income (Loss)

The pre-tax amounts recognized in Other comprehensive income (loss) during the years ended December 31, 2017, 2016 and 2015 are (in millions):

	Year Ended December 31,
	2017		2016		2015
	Domestic	International	Domestic	International	Domestic	International
Current year actuarial (gain) loss	N/A	$(9)	N/A	$144	$—	$45
Amortization of actuarial loss	N/A	(7)	N/A	(4)	—	(3)
Settlement and curtailment loss	N/A	(12)	N/A	—	(6)	—
Prior service credit	N/A	(4)	N/A	—	—	—
Effects of changes in foreign currency exchange rates	N/A	31	N/A	(50)	—	(12)

Total recognized in other comprehensive income (loss)	N/A	$(1)	N/A	$90	$(6)	$30

N/A	- Not applicable as the Time Inc. Excess Benefit Pension Plan was terminated in 2015.

Assumptions

Weighted-average assumptions used to determine benefit obligations for the years ended December 31, 2017 and 2016, and net periodic benefit costs for the years ended December 31, 2017, 2016 and 2015 were as follows:

	International
	Benefit Obligations		Net Periodic Benefit Costs
	2017	2016	2017	2016	2015
Discount rate	2.46%	2.61%	2.61%	3.80%	3.66%
Rate of compensation increase	3.50%	3.36%	3.36%	3.07%	2.97%
Expected long-term return on plan assets(a)	N/A	N/A	6.21%	6.53%	6.42%

N/A	- Not applicable.
(a)	Expected long-term return on plan assets is not applicable as to unfunded pension plans.

Pension expense is calculated using a number of actuarial assumptions, including an expected long-term rate of return on assets and a discount rate. In developing the expected long-term rate of return on plan assets, we considered long-term historical rates of return, our plan asset allocations as well as the opinions and outlooks of investment professionals and consulting firms. Projected returns by such consultants and economists are based on broad equity and bond indices. Our objective is to select an average rate of earnings expected on existing plan assets and expected contributions to the plan during the year. The expected long-term rate of return determined on this basis was 6.21% at the beginning of 2017. Our plan assets had a rate of return of approximately 9.32% in 2017 and an average annual return of approximately 9.02% over the three-year period 2015 through 2017. We regularly review our actual asset allocation and periodically re-balance our investments to meet our investment strategy.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The value (“market-related value”) of plan assets is multiplied by the expected long-term rate of return on assets to compute the expected return on plan assets, a component of net periodic pension cost. The market-related value of plan assets is a calculated value that recognizes changes in fair value over three years.

Based on the composition of our assets at the end of the year, we estimated our 2018 expected long-term rate of return to be 5.07%, a decrease from 6.21% in 2017. If the expected long-term rate of return on our plan assets were decreased by 25 basis points to 5.96% in 2017, pension expense would have increased by approximately $2 million in 2017 for our pension plans. Our funding requirements would not have been materially affected.

Historically, we estimated service and interest costs utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. The discount rates on our international plans were determined by matching the plan’s liability cash flows to rates derived from high-quality corporate bonds available at the measurement date. To determine our discount rate used to measure our benefit obligations, we projected cash flows based on annual accrued benefits. For active participants, the benefits under the respective pension plans were projected to the date of expected termination. The projected plan cash flows were discounted to the measurement date, which was the last day of our fiscal year, using the annual spot rates derived from high-quality corporate bonds available at the measurement date. A single discount rate was then computed so that the present value of the benefit cash flow equaled the present value computed using the rate curves. This single discount rate was then used to compute the service and interest cost components of net periodic pension benefit cost.

Effective December 31, 2015, we changed our estimate of the service and interest cost components of net periodic benefit cost for our pension benefit plans. Previously, we estimated service and interest costs utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. The new estimate utilizes a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. The new estimate provides a more precise measurement of future service and interest costs by improving the correlation between projected benefit cash flows and the corresponding spot yield curve rates. The change does not affect the measurement of our pension benefit obligations and it is accounted for as a change in accounting estimate, which is applied prospectively.

The weighted average discount rate was 2.46% for our international plans as of December 31, 2017. If the expected discount rate decreased by 25 basis points for our international plans, pension expense would have increased by less than $1 million as of December 31, 2017 and our pension obligation would have increased by approximately $46 million.

We will continue to evaluate all of our actuarial assumptions, generally on an annual basis, and will adjust as necessary. Actual pension expense will depend on future investment performance, changes in future discount rates, the level of contributions we make and various other factors.

The percentage of asset allocations of our funded pension plans at December 31, 2017 and 2016, by asset category, were as follows:

	December 31,
Asset Allocations of Funded Pension Plans	2017	2016
Equity securities	30%	57%
Debt securities	17%	29%
Other (a)	53%	14%

Total	100%	100%

(a)	Other primarily includes pooled investment funds.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Plan Assets

The following table sets forth by level, within the fair value hierarchy described in Note 5, “Fair Value Measurements,” the assets held by our defined benefit pension plans, as of December 31, 2017 and 2016 (in millions):

	December 31, 2017				December 31, 2016
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Pooled Investments:
Equity securities	$—	$252	$—	$252	$—	$413	$—	$413
Fixed income securities	—	465	—	465	—	215	—	215
Other	10	103	—	113	—	86	—	86
Guaranteed Investment Contract	—	14	—	14	—	15	—	15

Total	$10	$834	$—	$844	$—	$729	$—	$729

We utilize primarily the market approach for determining recurring fair value measurements. Our pension plan investments are held primarily in pooled investment funds where fair value has been determined using net asset values at period end. The remainder of our pension assets are held through a guaranteed investment contract where fair value has been determined based on the higher of the surrender value of the contract or the present value of the underlying bonds based on a discounted cash flow model. For investments held at the end of the reporting period that are measured at fair value on a recurring basis, there were no transfers between levels from 2016 to 2017. Our funded pension plans have no investments classified within Level 3 of the valuation hierarchy.

Target asset allocations for our defined benefit pension plans as of December 31, 2017 and 2016 were approximately 30% and 64% equity investments, respectively,17% and 34% fixed income investments, respectively, and 53% and 2% other investments, respectively. In 2017, the IPC Plan changed its investment strategy and as a result, the strategic allocation changed.

At both December 31, 2017 and December 31, 2016, the defined benefit pension plans’ assets did not include any securities issued by Time Inc.

Expected Cash Flows

After considering the funded status of our defined benefit pension plans, movements in the discount rate, investment performance and related tax consequences, we may choose to make contributions to our pension plans in any given year. We made cash contributions of $15 million and $15 million to our funded defined benefit pension plans during the years ended December 31, 2017 and 2016, respectively. For our unfunded plans, contributions will continue to be made to the extent benefits are paid. We currently anticipate we will make contributions to certain international defined benefit pension plans of $15 million in 2018, pursuant principally to U.K. regulatory funding requirements plus any additional contributions which may be agreed upon as part of any funding agreement with the IPC Plan trustees if Time Inc. UK is sold.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Information about the expected benefit payments for our defined benefit plans is as follows (in millions):

	2018	2019	2020	2021	2022	2022-2026
Expected benefit payments	$15	$15	$17	$19	$20	$120

Defined Contribution Plans

We have certain domestic and international defined contribution plans for which the expense amounted to $26 million, $29 million and $29 million in 2017, 2016 and 2015, respectively. Our contributions to the savings plans are based primarily on a percentage of the employees’ elected contributions and are subject to plan provisions.

Compensation Plans

We have unfunded, non-qualified deferred compensation plans providing for the deferral compensation of certain highly compensated employees. The Time Inc. Supplemental Saving Plan permits eligible employees who participate in the Time Inc. Savings Plan, our 401(k) plan, to defer compensation in excess of the qualified plan deferral limits. Deferrals in excess of the IRS tax qualified plan limit, but less than $500,000, receive a company matching deferral of up to 5% of eligible compensation that vests with two years of company service. The Time Inc. Deferred Compensation Plan is a frozen plan under which participants were permitted to defer certain bonuses. No actual monies are set aside in respect of the deferred compensation plans and participants have no rights to company assets in respect of plan liabilities in excess of a general unsecured creditor. Deferrals are recorded and credited with the returns on deemed investments on hypothetical investments in the Time Inc. Savings Plan funds designated by each participant. Accordingly the liabilities associated with the plan fluctuate with hypothetical yields of the underlying investments. Liabilities for the uncollateralized plan balances that remain a contractual obligation of the Company, were approximately $32 million and $34 million at December 31, 2017 and 2016, respectively, of which approximately $6 million and $6 million, respectively, were reflected within Accounts payable and accrued liabilities and approximately $26 million and $28 million, respectively, were reflected within Other noncurrent liabilities on the accompanying Balance Sheets.

Deed of Guarantee

We are party to a deed of guarantee with the trustees of a defined benefit pension plan for certain of our current and former U.K. employees (which is closed to new participants). Under the deed of guarantee, we would be obligated to fund the pension plan’s “buyout deficit” (i.e., the amount that would be needed to purchase annuities to discharge the benefits under the plan) under certain circumstances. Specifically, we would be required to deposit the buyout deficit into escrow or provide a surety bond or other suitable credit support if we were to experience a drop in our long-term unsecured senior debt credit ratings to Caa1 or below from Moody’s and to CCC+ or below from Standard & Poor’s, or if our debt in excess of $50 million were not to be paid when due or were to come due prior to its stated maturity as a result of a default. As of December 31, 2017, our long-term unsecured senior debt credit rating was B2 from Moody’s and B from Standard & Poor’s and we have not defaulted on any payments of our debt. Therefore we were not required to fund the pension plan’s buyout deficit. If we had been required to fund the buyout deficit on December 31, 2017, the amount would have been approximately £277 million. The amount of the buyout deficit is determined by many factors, including but not limited to the fair value of plan assets, actuarial assumptions, interest rates and inflation rates.

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15. RESTRUCTURING AND SEVERANCE COSTS

Our Restructuring and severance costs relate primarily to employee termination costs and other exit costs. On August 8, 2017, the Company announced a strategic transformation program with the majority of initiatives expected to be implemented within the first 18 months after the program launch. We anticipate additional Restructuring and severance costs related to the strategic transformation program, but are currently unable to estimate the total amount expected to be incurred. The status and scope of the strategic transformation program is under review by Meredith.

For the year ended December 31, 2017, Restructuring and severance costs were a total of $80 million primarily due to previously announced cost savings initiatives, the strategic transformation program and other exit costs related to vacating certain real estate leases. Restructuring and severance costs for the years ended December 31, 2016 and 2015 were $77 million and $191 million, respectively.

Selected information relating to Restructuring and severance costs is as follows (in millions):

	Employee Terminations	Other Exit Costs	Total
Remaining liability as of December 31, 2014	$95	$7	$102
Net accruals	49	142	191
Non-cash adjustments(a)	(2)	8	6
Cash paid	(76)	(15)	(91)

Remaining liability as of December 31, 2015	$66	$142	$208

Net accruals	76	1	77
Non-cash adjustments(a)	(7)	1	(6)
Cash paid	(65)	(116)	(181)

Remaining liability as of December 31, 2016	$70	$28	$98

Net accruals	79	1	80
Non-cash adjustments(a)	2	1	3
Cash paid	(92)	(23)	(115)
Liabilities held for sale(b)	(3)	(1)	(4)

Remaining liability as of December 31, 2017	$56	$6	$62

(a)	Non-cash adjustments relate primarily to the effect of foreign exchange rate changes and the settlement of certain employee-related equity instruments.
(b)	Liabilities held for sale related to Time Inc. UK and the Golf brand.

The liability balance for employee terminations relates primarily to our cost re-engineering initiatives announced in June 2017 and the realignment program announced in July 2016 to unify and centralize the editorial, advertising sales and brand development organizations. As of December 31, 2017, the liability balance for other exit costs relates primarily to costs estimated to be incurred in connection with our restructuring activities and exit of our previous headquarters.

As of December 31, 2017, of the $62 million liability, $56 million was classified as current liabilities on the Balance Sheet, with the remaining $6 million classified as noncurrent liabilities. Amounts classified as noncurrent liabilities are expected to be paid through 2020 and relate primarily to severance costs. During the year ended December 31, 2017, we reversed $11 million of Restructuring and severance costs primarily due to a bankruptcy claim distribution, securing a tenant for a vacant floor in the UK, the termination of leases at the Time and Life Building and another leased property and modifications of certain employee termination agreements. During the year ended December 31, 2016, we reversed $14 million of Restructuring and severance costs primarily due to changes in estimates related to and settlement of certain lease obligations and, to a lesser extent, due to

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

modifications to certain employee termination agreements. During the year ended December 31, 2015, we reversed $10 million of Restructuring and severance costs due to both modifications to certain employee termination agreements and settlement of certain lease obligations.

In March 2016, we negotiated a settlement and made the related payment to our landlord to settle our obligations for certain floors of another leased property for $9 million and reversed $3 million of restructuring expense. In connection with our exit from the Time and Life Building in November 2015, we entered into an agreement with the landlord which gave us an option to surrender certain floors for $86 million. We exercised this option and made the related payment in January 2016. Additionally, as a result of these agreements, our minimum rental obligations were reduced by $77 million. These rental obligations were payable through 2017.

In July 2016, we announced an extensive realignment program that is intended to unify and centralize the editorial, advertising sales and brand development organizations. For the year ended December 31, 2016, the $77 million net Restructuring and severance costs related primarily to the July 2016 realignment.

Restructuring charges in 2015 related to both severance costs and exit costs. Severance costs related to various employee terminations. Exit costs related primarily to the remaining rent obligations at the Time and Life Building, our former corporate headquarters at 1271 Avenue of the Americas, when we ceased use of the premises in the fourth quarter of 2015.

16. COMMITMENTS AND CONTINGENCIES

Commitments

We have commitments under certain firm contractual arrangements (“firm commitments”) to make future payments. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. Our commitments not recorded on the Balance Sheets consist primarily of operating lease arrangements, talent commitments and purchase obligations for goods and services. Our other commitments, which are recorded on our Balance Sheets, consist primarily of debt and pension obligations. Our commitments expected to be paid over the next five years and thereafter are as follow (in millions):

	Payments Due In
	2018	2019	2020	2021	2022	Thereafter	Total
Operating leases(a)	$63	$60	$57	$59	$54	$482	$775
Administrative and other(b)	72	18	14	10	—	3	117
Debt obligations(c)	73	73	73	73	534	870	1,696
Benefit plans(d)	15	15	17	19	20	120	206

Total commitments(e)	$223	$166	$161	$161	$608	$1,475	$2,794

TIME INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(a)	We have long-term, non-cancelable operating lease commitments for office space, studio facilities and equipment through 2032. Future minimum operating lease payments have been reduced by future minimum sublease income of $10 million in 2018, $11 million in 2019, $10 million in 2020, $6 million in 2021, $11 million in 2022 and $30 million thereafter. Noncancellable sublease income is committed through 2025. Rent expense was $57 million, $71 million and $103 million for the years ended December 31, 2017, 2016 and 2015, respectively. We began paying rent for our 225 Liberty Street lease in New York, NY in 2018.
(b)	Administrative and other relate primarily to (1) minimum guarantee revenue share payments to our advertising and content partners and (2) information technology and licensed services obligations.
(c)	Includes future payments of principal and interest due on our Term Loan and the 5.75% Senior Notes and 7.50% Senior Notes. Interest on variable rate debt is calculated based on the prevailing interest rate as of December 31, 2017. In connection with the closing of the Merger, we redeemed the 5.75% Senior Notes and the 7.50% Senior Notes and repaid the Term Loan under our Amended and Restated Credit Agreement.
(d)	Accrued benefit liability for pension and other postretirement benefit plans is affected by, among other items, statutory funding levels, changes in plan demographics, discount rates and assumptions and investment returns on plan assets. A portion of the payments under our Company-sponsored qualified pension plans will be made out of existing assets of the pension plans and not Company cash.
(e)	The contractual obligations table above does not include any liabilities for uncertain income tax positions as we are unable to reasonably predict the ultimate amount or timing of settlement of these liabilities. At December 31, 2017, the liability for uncertain tax positions was $35 million, excluding the related accrued interest liability of $12 million and deferred tax assets of $6 million. See Note 10, “Income Taxes,” to the accompanying financial statements. Additionally, the contractual obligations table above does not include any liabilities under our Revolving Credit Facility except for customary unused fees. The Revolving Credit Facility was undrawn as of December 31, 2017, except for the $3 million in letters of credit issued thereunder and we cannot reasonably predict any potential draw downs on the Revolving Credit Facility. In addition to the letters of credit under the Revolving Credit Facility we maintain letters of credit under various financial institutions which were insignificant as of December 31, 2017. Certain of our foreign subsidiaries have access to lines of credit, of which $9 million was outstanding as of December 31, 2017.

Legal Proceedings

In the ordinary course of business, we are defendants in or parties to various legal claims, actions and proceedings. These claims, actions and proceedings are at varying stages of investigation, arbitration or adjudication, and involve a variety of areas of law.

On March 10, 2009, Anderson News L.L.C. and Anderson Services L.L.C. (collectively, “Anderson News”) filed an antitrust lawsuit in the U.S. District Court for the Southern District of New York (the “District Court”) against several magazine publishers, distributors and wholesalers, including Time Inc. and one of its subsidiaries, Time Inc. Retail (formerly Time/Warner Retail Sales & Marketing, Inc.) (“TIR”). Plaintiffs allege that defendants violated Section 1 of the Sherman Antitrust Act by engaging in an antitrust conspiracy against Anderson News, as well as other related state law claims. Specifically, plaintiffs allege that defendants conspired to reduce competition in the wholesale market for single-copy magazines by rejecting the magazine distribution surcharge proposed by Anderson News and another magazine wholesaler and refusing to distribute magazines to them. Plaintiffs are seeking (among other things) an unspecified award of treble monetary damages against defendants, jointly and severally. On August 2, 2010, the District Court granted defendants’ motions to dismiss the complaint with prejudice and, on October 25, 2010, the District Court denied Anderson News’ motion for reconsideration of that dismissal. On November 8, 2010, Anderson News appealed and, on April 3, 2012, the U.S. Court of Appeals for the Second Circuit (the “Circuit Court”) vacated the District Court’s dismissal of the complaint and remanded the case to the District Court. On January 7, 2013, the U.S. Supreme Court denied defendants’ petition for writ of certiorari to review the judgment of the Circuit Court vacating the District Court’s dismissal of the complaint. In February 2014, Time Inc. and several other defendants amended their answers to assert antitrust counterclaims against plaintiffs. On December 19, 2014, the defendants filed a motion for summary judgment on Anderson News’ claims and Anderson News filed a motion for summary judgment on the antitrust counterclaim. On August 20, 2015, the District Court granted the defendants’ motion for summary judgment on Anderson News’ claims and granted Anderson News’ motion for summary judgment on the defendants’ antitrust counterclaim. On August 25, 2015, Anderson News filed

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a notice with the Circuit Court appealing the District Court’s dismissal of Anderson News’ claims, and on September 14, 2015, the defendants filed a notice with the Circuit Court appealing the District Court’s dismissal of the defendants’ antitrust counterclaim. On December 8, 2015, Anderson News filed its appellate brief with the Circuit Court and on March 8, 2016, the defendants filed their appellate briefs with the Circuit Court. Anderson’s reply brief was filed on May 9, 2016 and the defendants’ sur-reply brief was filed on May 23, 2016. Oral argument on the appeal was held on December 2, 2016. We are awaiting the court’s decision.

On November 14, 2011, our retail distribution operations, TIR and several other magazine publishers and distributors filed a complaint in the U.S. Bankruptcy Court for the District of Delaware against Anderson Media Corporation, the parent company of Anderson News L.L.C. and Anderson Services L.L.C., collectively, “Anderson News,” and several Anderson News affiliates. Plaintiffs, acting on behalf of the Anderson News bankruptcy estate, seek to avoid and recover in excess of $70 million that they allege Anderson News transferred to the Anderson News-affiliated insider defendants in violation of the United States Bankruptcy Code and Delaware state law prior to the involuntary bankruptcy petition filed against Anderson News by certain of its creditors. On December 28, 2011, the defendants moved to dismiss the complaint. On June 5, 2012, the court denied defendants’ motion. On November 6, 2013, the bankruptcy court lifted the automatic stay barring claims against the debtor, allowing Time Inc. and others to pursue an antitrust counterclaim against Anderson News in the antitrust action brought by Anderson News in the U.S. District Court for the Southern District of New York (described above).

On October 26, 2010, the Canadian Minister of National Revenue denied the claims by TIR for input tax credits in respect of goods and services tax that TIR had paid on magazines it imported into and had displayed at retail locations in Canada during the years 2006 to 2008, on the basis that TIR did not own those magazines and issued Notices of Reassessment in the amount of approximately C$52 million. On January 21, 2011, TIR filed an objection to the Notices of Reassessment with the Chief of Appeals of the Canada Revenue Agency (“CRA”), arguing that TIR claimed input tax credits only in respect of goods and services tax it actually paid and, regardless of whether its payment of the goods and services tax was appropriate or in error, it is entitled to a rebate for such payments. On September 13, 2013, TIR received Notices of Reassessment in the amount of C$26.9 million relating to the disallowance of input tax credits claimed by TIR for goods and services tax that TIR had paid on magazines it imported into and had displayed at retail locations in Canada during the years 2009 to 2010. On October 22, 2013, TIR filed an objection to the Notices of Reassessment received on September 13, 2013 with the Chief of Appeals of the CRA, asserting the same arguments made in the objection TIR filed on January 21, 2011. Beginning in 2015, the collections department of the CRA requested payment of both assessments plus accrued interest or the posting of sufficient security. In each instance, TIR responded by stating that collection should remain stayed pending resolution of the issues raised by TIR’s objection. On February 8, 2016, the Company filed an application for a remission order with the International Trade Policy Division of Finance Canada to seek relief from the assessments and the CRA’s collection efforts. On February 12, 2016, TIR filed a complaint with the Office of the Taxpayers’ Ombudsman about the CRA’s failure for more than five years to rule on TIR’s objections to the reassessments. TIR requested that the Ombudsman Office recommend to the CRA that the reassessments be vacated or the CRA support TIR’s application for a remission order. On March 2, 2016, the CRA proposed that the Tax Court of Canada resolve the issue of whether TIR or the publishers are entitled to the input tax credits. On March 9, 2016, TIR agreed to the proposal. On May 6, 2016, TIR filed a Notice of Appeal with the Tax Court of Canada of the assessments issued by the CRA and on July 25, 2016, the CRA filed a Reply to TIR’s Notice of Appeal. On March 31, 2017, the Company and the CRA jointly proposed a timetable for the completion of certain pre-trial steps related to this matter, which was approved by the Tax Court. In accordance with the timetable, on April 28, 2017, TIR filed an Amended Notice of Appeal of the assessments. On June 30, 2017, the CRA filed a Reply to TIR’s Amended Notice of Appeal and the Company filed an answer to the CRA reply on July 10, 2017. The parties are currently engaged in discovery. Including interest accrued on both reassessments, the total reassessment by the CRA for the years 2006 to 2010 was C$91 million as of November 30, 2015.

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On October 3, 2012, Susan Fox filed a class action complaint (the “Complaint”) against Time Inc. in the United States District Court for the Eastern District of Michigan alleging violations of Michigan’s Video Rental Privacy Act (“VRPA”) as well as claims for breach of contract and unjust enrichment. The VRPA limits the ability of entities engaged in the business of selling, renting or lending retail books or other written materials from disclosing to third parties certain information about customers’ purchase, lease or rental of those materials. The Complaint alleges that Time Inc. violated the VRPA by renting to third parties lists of subscribers to various Time Inc. magazines. The Complaint sought injunctive relief and the greater of statutory damages of $5,000 per class member or actual damages. On December 3, 2012, Time Inc. moved to dismiss the Complaint on the grounds that it failed to state claims for relief and because the named plaintiff lacked standing because she suffered no injury from the alleged conduct. On August 6, 2013, the court granted, in part, and denied, in part, Time Inc.’s motion, dismissing the breach of contract claim but allowing the VRPA and unjust enrichment claims to proceed. On November 11, 2013, Rose Coulter-Owens replaced Susan Fox as the named plaintiff. On March 13, 2015, the plaintiff filed a motion seeking to certify a class consisting of all Michigan residents who between March 31, 2009 and November 15, 2013 purchased a subscription to Time, Fortune or Real Simple magazines through any website other than Time.com, Fortune.com and RealSimple.com. On July 27, 2015, the court granted plaintiff’s motion to certify the class, which we estimate to comprise approximately 40,000 consumers. On August 31, 2015, Time Inc. and the plaintiff moved for summary judgment and on October 1, 2015 both parties filed briefs in opposition to their adversaries’ motions. On February 16, 2016, the court granted Time Inc.’s motion for summary judgment and dismissed the case. On March 16, 2016, the plaintiff filed a notice with the Circuit Court appealing the District Court’s dismissal of plaintiff’s claims. On May 26, 2016, Time Inc. filed a motion to dismiss the appeal on the ground that plaintiff lacked standing to pursue her claims. On September 22, 2016, the Motions Part of the Circuit Court issued an order directing that Time Inc.’s motion to dismiss the appeal should be decided by the appellate panel that was assigned the plaintiff’s appeal on the merits. On November 4, 2016, plaintiff filed her appellate brief and on December 21, 2016, Time Inc. filed its opposition to plaintiff’s appeal and a cross-appeal to the District Court’s order certifying the class. Plaintiff filed a reply and opposition to Time Inc.’s class certification appeal on February 6, 2017 and Time Inc. filed a sur-reply on February 20, 2017. Oral argument on the appeal was heard on April 26, 2017. On June 26, 2017, the Circuit Court affirmed the District Court’s decision granting Time Inc. summary judgment. On February 19, 2016, the same law firm representing Coulter-Owens filed another class action, entitled Perlin v. Time Inc., in the United States District Court for the Eastern District of Michigan alleging violations of the VRPA as well as a claim for unjust enrichment. This lawsuit was filed on behalf of Michigan residents who purchased subscriptions directly from Time Inc. On May 6, 2016 and May 31, 2016, Time Inc. moved to dismiss the Complaint. Perlin filed an opposition brief on June 27, 2016 and Time Inc. filed its reply brief on July 11, 2016. On February 15, 2017, the Court denied Time Inc.’s motion to dismiss and on March 1, 2017, Time Inc. answered the Complaint. Discovery is currently ongoing and is currently scheduled to be completed in March 2018.

We intend to vigorously defend against or prosecute the matters described above.

In July 2017 and November 2017, the Company received subpoenas from the Enforcement Division of the staff of the SEC requiring us to provide documents relating to our accounting for goodwill and asset impairments, restructuring and severance costs, and our analysis and reporting of our segments. The Company is cooperating with the SEC in the investigation. Management cannot at this time predict the eventual scope or outcome of this matter.

We establish an accrued liability for specific matters, such as a legal claim, when we determine both that a loss is probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in

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relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. In view of the inherent difficulty of predicting the outcome of litigation, claims and other matters, we often cannot predict what the eventual outcome of a pending matter will be, or what the timing or results of the ultimate resolution of a matter will be. Accordingly, for the matters described above, we are unable to predict the outcome or reasonably estimate a range of possible loss.

Income Tax Uncertainties

Our operations are subject to tax in various domestic and international jurisdictions and are regularly audited by federal, state, local and foreign tax authorities. We believe we have appropriately accrued for the expected outcome of all pending tax matters and do not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on our financial condition, future results of operations or liquidity. In connection with the Spin-Off, we entered into a Tax Matters Agreement with Time Warner that may require us to indemnify Time Warner for certain tax liabilities for periods prior to the Spin-Off.

Merger Fees

In evaluating expressions of interest for the sale of the Company, we engaged certain financial advisers and will pay them a fee for their services, a portion of which is contingent upon consummation of a transaction. Upon the closing of the Merger, we paid $34 million to these advisers.

17. RELATED PARTY TRANSACTIONS

We have entered into certain transactions in the ordinary course of business with unconsolidated investees accounted for under the equity-method of accounting. Receivables due from related parties were $1 million and $2 million at December 31, 2017 and 2016, respectively. Payables due to related parties were $1 million at December 31, 2017 and 2016.

Revenues and expenses resulting from transactions with related parties consisted of the following (in millions):

	Year Ended December 31,
	2017	2016	2015
Revenues	$10	$6	$6
Expenses	3	1	—

Relationship with Time Warner

Through the date of the Spin-Off, we had certain related party relationships with Time Warner and its subsidiaries. In conjunction with the Spin-Off, we entered into the Separation and Distribution Agreement, Transition Services Agreement (“TSA”), Tax Matters and Employee Matters Agreement with Time Warner to effect the Spin-Off and to provide a framework for our relationship with Time Warner subsequent to the Spin-Off. We do not consider Time Warner to be a related party subsequent to the Spin-Off. The most significant related party relationships and subsequent relationships with Time Warner are discussed further below.

We entered into a Tax Matters Agreement with Time Warner that governs the parties’ rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and related tax returns. Under the Tax Matters Agreement, we will indemnify Time Warner for (1) all taxes of Time Inc. and its subsidiaries for all periods after the Spin-Off and (2) all taxes of the Time Warner group for periods prior to the Spin-Off to the extent attributable to Time Inc. or its subsidiaries.

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We entered into an Employee Matters Agreement that governs ours and Time Warner’s obligations with respect to employment, compensation and benefit matters for certain employees. The Employee Matters Agreement addresses the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated prior to the Spin-Off. The Employee Matters Agreement also governs the transfer of employees between Time Warner and us in connection with the Spin-Off, and also sets forth certain obligations for reimbursements and indemnities between Time Warner and us.

18. ADDITIONAL FINANCIAL INFORMATION

Additional financial information with respect to certain balances included in the Financial Statements herein is as follows (in millions):

	December 31,
	2017	2016
Inventories, net of reserves:
Raw materials - paper	$21	$30
Finished goods	1	1

Total inventories, net of reserves	$22	$31

	December 31,
	2017	2016
Prepaid expenses and other current assets:
Prepaid commissions	$18	$18
Prepaid production costs	16	20
Postage deposits	10	12
Prepaid income taxes	8	6
Notes receivables	2	1
Barter assets	3	4
Other prepaid expenses and other current assets	27	49

Total prepaid expenses and other current assets	$84	$110

	December 31,
	2017	2016
Other assets:
Deferred tax assets	$13	$19
Pension assets(a)	25	—
Cost-method investments	9	6
Notes receivables(b)	—	10
Other tax assets	6	6
Display racks	4	4
Equity-method investments	—	9
Other noncurrent assets	13	12

Total other assets	$70	$66

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	December 31,
	2017	2016
Accounts payable and accrued liabilities:
Accounts payable	$199	$232
Accrued compensation	112	126
Restructuring and severance	56	89
Rebates and allowances	32	43
Distribution expenses payable	5	28
Liability to Time Warner	25	24
Accrued other taxes	15	18
Accrued interest	11	7
Deferred gain(c)	—	8
Barter liabilities	4	4
Put option liability(d)	10	—
Other current liabilities	25	19

Total accounts payable and accrued liabilities	$494	$598

	December 31,
	2017	2016
Other noncurrent liabilities:
Deferred rent	$138	$112
Deferred gain(c)	—	64
Noncurrent tax reserves and interest	44	38
Noncurrent deferred compensation	26	28
Noncurrent pension and postretirement liabilities(a)	16	44
Restructuring and severance	6	9
Put option liability(d)	—	10
Other noncurrent liabilities	22	23

Total other noncurrent liabilities	$252	$328

	Year Ended December 31,
	2017	2016	2015
Interest expense, net:
Interest expense	$74	$70	$77
Interest income	(3)	(2)	—

Total interest expense, net	$71	$68	$77

	Year Ended December 31,
	2017	2016	2015
Other (income) expense, net:
(Income) loss on equity-method investments	$4	$20	$8
(Gain) loss on extinguishment of debt	3	(4)	(2)
Investment (gains) losses, net	4	3	(4)
Cost method investment impairment	4	—	—
Other (income) expense	—	(1)	—

Total other (income) expense, net	$15	$18	$2

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	Year Ended December 31,
	2017	2016	2015
Cash Flows:
Cash payments made for income taxes	$10	$5	$36
Income tax refund received	(5)	(62)	(1)

Cash tax (receipts) payments, net	$5	$(57)	$35

Cash payments made for interest	$63	$66	$75
Interest income received	(3)	(2)	—

Cash interest (receipts) payments, net	$60	$64	$75

(a)	See Note 14, “Benefit Plans,” for more information on Pension asset and Noncurrent pension and postretirement liabilities.
(b)	Notes receivable relates primarily to a loan we provided of £10 million to a printing vendor for our U.K. operations to assist in financing its purchase of the printing facilities of our former printing vendor in June 2016. The loan was provided in order to maintain continuity in printing operations for our U.K. business. The interest rate on the loan is 8% per annum and has a term of five years with principal repayments of £0.3 million per quarter and £5 million at the end of the five year term. As of December 31, 2017, for the UK printer vendor Notes receivable, $1 million within Prepaid expenses and other current assets and $10 million within Other assets were reclassed to Assets held for sale as of December 31, 2017.
(c)	The Deferred gain related to the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015 and will be recognized ratably over the lease term through 2025. The deferred gain was classified within Liabilities held for sale at December 31, 2017.
(d)	The put option liability is payable in November 2018 and therefore classified as current at December 31, 2017.

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19. SEGMENT INFORMATION

An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and that has discrete financial information that is regularly reviewed by the chief operating decision maker in deciding how to allocate resources and assess performance. Our chief operating decision maker is our President and Chief Executive Officer. The chief operating decision maker evaluates performance and makes operating decisions about allocating resources based on consolidated financial data. Accordingly, our management has determined that we have one operating segment and therefore one reportable segment.

Revenues in different geographical areas are as follows (in millions):

	Year Ended December 31,
	2017	2016	2015
Revenues(a)
United States	$2,419	$2,674	$2,640
United Kingdom	270	313	370
Other international	86	89	93

Total revenues	$2,775	$3,076	$3,103

(a)	Revenues are attributed to countries based on location of customer.

Long-lived tangible assets in different geographical areas are as follows (in millions):

	December 31,
	2017	2016
Long-lived assets(a)
United States	$314	$305
United Kingdom	25	28
Other international	5	3

Total long-lived assets	$344	$336

(a)	Reflects total assets less current assets, Goodwill, Intangible assets, net, investments and non-current deferred tax assets.

Net assets in different geographical areas are as follows (in millions):

	December 31,
	2017	2016
Net assets
United States	$1,344	$1,316
United Kingdom	151	125
Other international	(5)	(1)

Total net assets	$1,490	$1,440

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20. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through February 23, 2018, which is the date the Financial Statements were available to be issued.

Merger

On November 26, 2017, the Company entered into the Merger Agreement with Meredith, and Gotham Merger Sub, Inc., a wholly owned subsidiary of Meredith, providing for the merger with the Company continuing as the surviving corporation and a wholly owned subsidiary of Meredith. Pursuant to the Merger Agreement, on December 12, 2017, Purchaser commenced a tender offer to acquire any and all issued and outstanding shares of common stock of the Company for the right to receive $18.50 in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, filed as exhibits to the Tender Offer statement on Schedule TO (as amended or supplemented from time to time) filed by Meredith with the SEC on December 12, 2017. The Merger closed on January 31, 2018.

In connection with the closing of the Merger, we redeemed the 5.75% Senior Notes and the 7.50% Senior Notes and repaid the Term Loan under our Amended and Restated Credit Agreement. In addition, as a result of the Merger, (i) the effect of the change in control on RSUs caused outstanding and unvested units to be converted into a restricted stock units settled in Meredith common stock, on the same terms and conditions (including applicable vesting requirements) as applied to each RSU immediately prior to the change in control, (ii) the PSUs were deemed earned assuming achievement of performance at target and converted to a time-vested restricted stock unit settled in Meredith common stock, on the same terms and conditions and (iii) the effect of a change in control on OPPs thereunder caused outstanding and unvested OPPs to be deemed earned based on the Merger Consideration as contemplated by the terms of the Outperformance Plan and become fully vested and converted into the right to receive an amount of cash equal to the total number of OPPs multiplied by the Merger Consideration. See Note 13, “Equity-Based Compensation” to the accompanying Financial Statements.

On February 6, 2018, Meredith entered into a long-term agreement with CDS Global to provide magazine fulfillment and related services for all of its brands, including those acquired as part of the merger with Time Inc. As a result, all Time Inc. brands fulfilled by Time Customer Service (“TCS”), Time Inc.’s existing fulfillment operations, are planned to be transitioned in phases to CDS Global. The transition will be ongoing at least over the course of the year and is scheduled to begin in the spring of 2018. Meredith is moving forward with a plan to close down the TCS operations within one year.

On February 9, 2018, we completed the sale of Golf for approximately $12 million.

On February 23, 2018, the Company entered into an agreement to sell Time Inc. UK. The sale is expected to close in March 2018.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	(in millions, except per share amounts)
2017
Revenues	$636	$694	$679	$766
Net income (loss)	(28)	(44)	13	71
Basic net income (loss) per common share	(0.29)	(0.44)	0.14	0.71
Diluted net income (loss) per common share	(0.29)	(0.44)	0.14	0.70

2016
Revenues	$690	$769	$750	$867
Net income (loss)	(10)	18	(112)	56
Basic net income (loss) per common share	(0.10)	0.18	(1.13)	0.57
Diluted net income (loss) per common share	(0.10)	0.18	(1.13)	0.56

The results for the three months ended March 31, 2017 included: Restructuring and severance costs of $16 million primarily related to headcount reductions and other costs of $2 million related to mergers, acquisitions, investments and dispositions, integration and transformation costs and other nonrecurring costs.

The results for the three months ended June 30, 2017 included: Goodwill impairments of $50 million related to INVNT and SI Play; Restructuring and severance costs of $31 million due to cost re-engineering initiatives undertaken in June 2017 related to headcount reductions; other costs of $8 million related to mergers, acquisitions, investments and dispositions, integration and transformation costs and other nonrecurring costs; and Assets impairments of $5 million related to a definite-lived tradename and a customer relationship intangible asset.

The results for the three months ended September 30, 2017 included: Restructuring and severance costs of $26 million primarily due to previously announced cost savings initiatives, the strategic transformation program and other exit costs related to vacating certain real estate leases and other costs of $8 million related to mergers, acquisitions, investments and dispositions, integration and transformation costs and other nonrecurring costs.

The results for the three months ended December 31, 2017 included: the favorable impact of a tax law change of $75 million; Goodwill impairments of $34 million related to the classification of Time Inc. UK and the Golf brand as held for sale; gain on operating assets of $16 million related primarily to the sale of SI Play and the recognition of the deferred gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015, partially offset by losses incurred related to the sale of Essence; pension settlement and curtailment of $12 million; Restructuring and severance costs of $7 million primarily related to headcount reductions; other costs of $40 million related to mergers, acquisitions, investments and dispositions, integration and transformation costs and other nonrecurring costs; and Asset impairments of $4 million related to impairments of certain definite-lived intangible assets.